OMB APPROVAL

OMB Number:	3235-0059
Expires:	August 31, 2004
Estimated average burden hours per response	14.73

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant ☐
Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

Collins and Aikman Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

      Payment of Filing Fee (Check the appropriate box):

☒ No fee required.
☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1) Title of each class of securities to which transaction applies:

2) Aggregate number of securities to which transaction applies:

3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

4) Proposed maximum aggregate value of transaction:

5) Total fee paid:

☐ Fee paid previously with preliminary materials.

☐ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1) Amount Previously Paid:

2) Form, Schedule or Registration Statement No.:

3) Filing Party:

4) Date Filed:

SEC 1913 (02-02)	Persons who potentially are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

Collins & Aikman Corporation
250 Stephenson Highway
Troy, Michigan 48083

April 23, 2003

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of Collins & Aikman Corporation to be held on May 16, 2003 at 250 Stephenson Highway, Troy, Michigan 48083 at 11:00 a.m., Eastern Daylight Savings Time.

You are urged to read carefully the formal notice of the meeting and the Proxy Statement which follow. After reading them, please sign, date and mail the enclosed proxy card so that your shares will be represented at the meeting. A prepaid return envelope is provided for this purpose.

We look forward to seeing you at the meeting.

Sincerely,

Jerry L. Mosingo
President
and Chief Executive Officer

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held May 16, 2003

To the Stockholders of

COLLINS & AIKMAN CORPORATION:

      NOTICE IS HEREBY GIVEN that the Annual Meeting (the “Meeting”) of the holders of common stock, par value $0.01 per share (the “Common Stock”), of COLLINS & AIKMAN CORPORATION, a Delaware corporation (the “Company”), will be held on May 16, 2003 at 250 Stephenson Highway, Troy, Michigan 48083, commencing at 11:00 a.m., Eastern Daylight Savings Time, for the purpose of considering and voting upon the following matters:

I. the election of four directors to hold office until the 2006 Annual Meeting and thereafter until their successors are elected and qualified;

II. the approval of an amendment to the 2002 Employee Stock Option Plan; and

III. such other matters as may properly come before the Meeting or any adjournment or postponement thereof.

      The Board of Directors has fixed the close of business on March 18, 2003 as the record date for the determination of stockholders entitled to notice of and to vote at the Meeting. Therefore, only holders of record of Common Stock at the close of business on such date will be entitled to notice of and to vote at the Meeting.

      A complete list of stockholders entitled to notice of and to vote at the Meeting will be available at our offices at 250 Stephenson Highway, Troy, Michigan 48083, at least ten days prior to the Meeting. The list will also be available for inspection by stockholders at the Meeting.

      Stockholders are requested to sign and date the enclosed proxy card and return it promptly in the enclosed pre-addressed reply envelope, whether or not they plan to attend the Meeting, so that their shares may be represented. Any proxy may be revoked by filing with the Secretary of the Company, in care of the Wachovia Customer Information Service Center at the address set forth in the accompanying Proxy Statement, either a written notice of revocation bearing a later date than the proxy card or a subsequent proxy relating to the same shares, at any time prior to the time the proxy is voted. Further, any person who has executed a proxy card and is present at the Meeting may vote in person instead of by proxy, thereby canceling any proxy previously given.

By Order of the Board of Directors,

Jay B. Knoll
Secretary

PLEASE EXECUTE, DATE AND RETURN THE ENCLOSED PROXY CARD WHETHER OR NOT YOU INTEND TO BE PRESENT AT THE MEETING.

April 23, 2003

PROXY STATEMENT
ANNUAL MEETING OF STOCKHOLDERS
PROPOSAL I
ELECTION OF DIRECTORS
REPORT OF THE AUDIT COMMITTEE
COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION
EXECUTIVE OFFICERS OF THE COMPANY
EXECUTIVE COMPENSATION
PROPOSAL II APPROVAL OF AN AMENDMENT TO THE 2002 EMPLOYEE STOCK OPTION PLAN
STOCKHOLDER PROPOSALS
ANNUAL REPORT
OTHER MATTERS
APPENDIX A
FIRST AMENDMENT TO THE COLLINS & AIKMAN CORPORATION 2002 EMPLOYEE STOCK OPTION PLAN

PROXY STATEMENT

COLLINS & AIKMAN CORPORATION

250 Stephenson Highway
Troy, Michigan 48083

ANNUAL MEETING OF STOCKHOLDERS
To Be Held May 16, 2003

General Information

      This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Collins & Aikman Corporation, a Delaware corporation (the “Company”), of proxies for use at the Annual Meeting of Stockholders of the Company to be held on May 16, 2003 at 250 Stephenson Highway, Troy, Michigan 48083, commencing at 11:00 a.m., Eastern Daylight Savings Time, and at any adjournment or postponement thereof (the “Meeting”).

      The presence, in person or by proxy, of stockholders holding a majority of the shares entitled to vote at the Meeting is necessary to constitute a quorum at the Meeting.

      All shares of the common stock, par value $0.01 per share (the “Common Stock”), of the Company which are entitled to vote and are represented at the Meeting by properly executed proxies received prior to or at the Meeting, and not revoked, will be voted at the Meeting in accordance with the instructions indicated on such proxies. If no instructions are indicated, such proxies will be voted for the election of the four nominees for director named below (or if any nominee becomes unavailable, such other person as the Nominating Committee of the Board of Directors or the Company selects), amendment of the 2002 Employee Stock Option Plan (the “2002 Plan”) and in accordance with the best judgment of the persons named in the accompanying proxy with respect to any other matter that may properly come before the Meeting.

      The Board of Directors has fixed the close of business on March 18, 2003 as the record date (the “Record Date”) for the determination of stockholders entitled to notice of and to vote at the Meeting. Therefore, only holders of record of Common Stock at the close of business on the Record Date will be entitled to notice of and to vote at the Meeting.

      Any proxy may be revoked by the person giving it at any time before it is voted. A proxy may be revoked by filing, with the Secretary of the Company (in care of the Wachovia Customer Information Service Center, Client Service Group, 1525 West W.T. Harris Boulevard, 3C3, Charlotte, North Carolina, 28288-1153, Attention: Proxy Department) at any time prior to the time the proxy is voted, either a written notice of revocation bearing a later date than the proxy card or a subsequent proxy relating to the same shares, or by attending the Meeting and voting in person (although attendance at the Meeting will not in and of itself constitute revocation of a proxy).

      All expenses of this solicitation, including the cost of preparing and mailing this Proxy Statement, will be borne by the Company. In addition to solicitation by use of the mails, proxies may be solicited by directors, officers and employees of the Company in person or by telephone, telegram or other means of communication. Such directors, officers and employees will not be additionally compensated, but may be reimbursed for out-of-pocket expenses in connection with such solicitation. Arrangements will also be made with custodians, nominees and fiduciaries for forwarding of proxy solicitation materials to beneficial owners of Common Stock held of record by such custodians, nominees and fiduciaries, and the Company may reimburse such custodians, nominees and fiduciaries for reasonable expenses incurred in connection therewith.

      This Proxy Statement and the accompanying proxy card are being mailed to stockholders commencing on or about April 23, 2003.

Voting Securities

      On the Record Date, 83,630,087 shares of Common Stock were outstanding. Only holders of Common Stock of record at the close of business on the Record Date are entitled to notice of and to vote at the Meeting. Each stockholder of record is entitled to one vote for each share of Common Stock held on all matters to come before the Meeting.

Security Ownership of Management and Principal Stockholders

      Set forth in the table below is certain information as of March 18, 2003 regarding the beneficial ownership of equity securities of the Company by (i) persons who are known to the Company to own beneficially more than five percent (5%) of the Company’s voting stock, (ii) directors of the Company, (iii) the executive officers of the Company named in the Summary Compensation Table set forth in this Proxy Statement (and referred to herein as the “Named Executive Officers”) and (iv) the directors and executive officers of the Company as a group. Unless otherwise indicated, the beneficial owner has sole voting power and sole investment power over the securities shown below.

		Amount and Nature of		Percent
Title of Class	Name of Beneficial Owner	Beneficial Ownership		of Class

Common Stock, par value $0.01 per share	Blackstone Capital Partners L.P.	4,515,229	(1)	5.4%
	345 Park Avenue New York, NY
	Charles E. Becker	7,539,262	(2)	9.0%
	Robert C. Clark	36,000	(3)	*
	Marshall A. Cohen	8,000	(3)	*
	David C. Dauch	4,000	(3)	*
	Thomas E. Evans	631,556	(4)	*
	Heartland Industrial Partners, L.P.	30,911,697	(5)	37.0%
	55 Railroad Avenue Greenwich, CT
	Cynthia L. Hess	0	(13)
	Joan Fabrics Corporation	5,104,000	(6)	6.1%
	100 Vesper Executive Park Tyngsboro, MA
	Millard L. King, Jr.	99,705	(7)	*
	Bernd Lattemann	0
	Timothy D. Leuliette	0	(13)
	Elkin McCallum	6,043,600	(6)	7.2%
	W. Gerald McConnell	0	(13)
	Michael A. Mitchell	72,000	(8)	*
	Jerry L. Mosingo	88,000	(8)	*
	Warren B. Rudman	32,000	(3)	*
	J. Michael Stepp	118,066	(9)	*
	David A. Stockman	0	(13)
	Textron Inc.	7,031,300	(10)	8.4%
	40 Westminster Street Providence, RI
	Daniel P. Tredwell	0	(13)
	Samuel Valenti, III	0	(13)

		Amount and Nature of		Percent
Title of Class	Name of Beneficial Owner	Beneficial Ownership		of Class

	Wasserstein/C&A Holdings, L.L.C.	4,668,838	(11)	5.6%
	1301 Avenue of the Americas New York, NY
	Reed A. White	68,967	(12)	*
	Executive officers and directors as a Group (25 persons)	14,265,401	(14)	17.1%

*	Less than one percent of shares of Common Stock outstanding.

(1)	Of these shares (i) 3,554,579 shares are held directly by Blackstone Capital Partners L.P., a Delaware limited partnership (“Blackstone Partners”), the sole general partner of which is Blackstone Management Associates L.P. (“Blackstone Associates”), (ii) 183,410 shares are held directly by Blackstone Family Investment Partnership I L.P., a Delaware limited partnership (“BFIP”), the sole general partner of which is Blackstone Management Associates I L.L.C., (iii) 16,107 shares are held directly by Blackstone Advisory Directors Partnership L.P., a Delaware limited partnership (“BADP”), the sole general partner of which is Blackstone Associates, and (iv) 761,133 shares are held directly by Blackstone Capital Company II L.L.C., a Delaware limited liability company, all the ownership interest of which is owned directly and indirectly by Blackstone Partners, BFIP and BADP.

(2)	Such shares represent (a) 5,440,000 shares acquired by Mr. Becker as consideration for the acquisition of Becker Group L.L.C., (“Becker”), (b) 339,262 shares acquired by Mr. Becker immediately following the closing of the Becker acquisition from one of the other former Becker shareholders, (c) 160,000 shares subject to presently exercisable warrants to purchase such Common Stock at $5.00 per share acquired by Mr. Becker as consideration for the Becker acquisition and (d) 1,600,000 shares acquired by Becker Ventures LLC (“Becker Ventures”) as part of the financing for the Company’s acquisition of Textron Automotive Company’s trim division (“TAC-Trim”). Mr. Becker is the managing member of and holds a controlling interest in Becker Ventures. Mr. Becker became a Company director upon completion of the Becker acquisition and was Vice Chairman of the Board from July 2001 until July 2002. Mr. Becker is a limited partner of Heartland Industrial Partners, L.P., a Delaware limited partnership (“Heartland”) and disclaims beneficial ownership of all shares held by Heartland.

(3)	Represents shares underlying options granted under the 1994 Directors Stock Option Plan (the “1994 Directors Plan”) and the 2002 Plan which either are vested or will vest within 60 days unless the director ceases to be a director prior to that time.

(4)	Of these shares, (i) 98,000 are held directly, (ii) 29,556 shares are held indirectly in the Stock Fund of the 401(k) and Shadow Retirement Income Plans and (iii) 504,000 represent shares underlying options granted under the 1994 Employee Stock Option Plan (the “1994 Plan”) which are vested or will vest within 60 days.

(5)	The 30,911,697 shares beneficially owned are indirectly owned by Heartland Industrial Associates L.L.C. as the general partner of each of the following limited partnerships, which hold the indicated shares directly: (a) 374,517 shares are held directly by Heartland Industrial Partners (FF), L.P., a Delaware limited partnership, (b) 522,242 shares are held directly by Heartland Industrial Partners (E1), L.P., a Delaware limited partnership, (c) 242,912 shares are held directly by Heartland Industrial Partners (K1), L.P., a Delaware limited partnership, (d) 72,870 shares are held directly by Heartland Industrial Partners (C1), L.P., a Delaware limited partnership, and (e) 29,699,156 shares are held directly by Heartland.

(6)	Of these shares (a) 5,104,000 shares are held by Joan Fabrics Corporation (“Joan Fabrics”) as a part of the consideration for the sale of Joan Automotive Industries, Inc. (“Joan Automotive”) to a Company subsidiary, (b) 30,000 shares are held by Mr. McCallum and his spouse, (c) 400,000 shares are held directly by Mr. McCallum and (d) 509,600 shares are held by the McCallum Family Foundation. The sole stockholder of Joan Fabrics is JFC Holding Trust, in which Mr. McCallum is the trustee and has a

75% beneficial interest and his spouse, Donna McCallum, owns the balance. Mr. McCallum became a director of the Company upon the consummation of the Joan acquisition.

(7)	Of these shares, (i) 13,679 represent shares underlying options granted under the 1993 Employee Stock Option Plan (the “1993 Plan”) which are vested or will vest within 60 days, (ii) 10,000 represent shares underlying options granted under the 1994 Plan which are vested or will vest within 60 days, (iii) 75,264 represent shares underlying options granted under the 2002 Plan which are vested or will vest within 60 days and (iv) 762 shares are held indirectly in the Stock Fund of the 401(k) Plan and the non-qualified Shadow Retirement Plan (the “SRP”).

(8)	Represents shares underlying options granted under the 2002 Plan which are vested or will vest within 60 days.

(9)	Of these shares, (i) 26,000 are held directly, (ii) 4,066 are held indirectly in the Stock Fund of the 401(k) Plan and the SRP, and (iii) 88,000 represent shares underlying options granted under the 2002 Plan which are vested or will vest within 60 days.

(10)	Such shares are beneficially owned by Textron Inc. (“Textron”). Under the purchase agreement for the TAC-Trim acquisition, Textron has the right to designate a director to serve on the Company Board of Directors. As of this date, it has not yet identified the individual that it will designate. Accordingly, the table does not include the Textron designee, who is expected to disclaim beneficial ownership of all securities beneficially owned by Textron.

(11)	Of these shares (i) 4,636,683 are held directly by Wasserstein/ C&A Holdings, L.L.C. (“Wasserstein L.L.C.”), which is controlled by Wasserstein Perella Partners, L.P. (“WP Partners”), the sole general partner of which is Wasserstein Management Partners, L.P. (“Wasserstein Management”), which is controlled by Cypress Capital Advisors, L.L.C. (“CCA”), (ii) 7,200 are held directly by WPPN, L.P., an indirect subsidiary of CCA, (iii) 18,000 shares are held directly 33% by each of three trusts for which Bruce Wasserstein, the Chairman of CCA, is the co-trustee, (iv) 4,201 are owned directly by Bruce Wasserstein and (v) 1,639 are held by Bruce Wasserstein’s Descendants’ trusts and 1,115 are held by the Cranberry Dune Trust.

(12)	Of these shares, (i) 40,709 represent shares underlying options granted under the 1993 Plan which are vested or will vest within 60 days, (ii) 8,000 represent shares underlying options granted under the 1994 Plan which are vested or will vest within 60 days and (iii) 20,258 represent shares underlying options granted under the 2002 Plan which are vested or will vest within 60 days.

(13)	As described under (5) above, 30,783,098 shares are beneficially owned by Heartland Industrial Associates, L.L.C. Mr. Stockman is the Managing Member of Heartland Industrial Associates, L.L.C., but disclaims beneficial ownership of such shares. Messrs. Leuliette, McConnell, Stepp, Tredwell and Valenti and Ms. Hess are also members of Heartland Industrial Associates, L.L.C. and also disclaim beneficial ownership of the shares.

(14)	Excludes shares held by entities owning more than 5% of the Company’s voting stock, except Joan Fabrics, which are included in the holdings of Mr. McCallum. Also excludes shares held by Thomas E. Evans and Bernd Lattemann, who were no longer employed by the Company on March 18, 2003.

Voting

      As of March 18, 2003, Heartland, Blackstone Partners, Wasserstein L.L.C., Charles E. Becker, Elkin McCallum and Textron and their affiliates (collectively, the “Investors”) beneficially own or have the right to vote in the aggregate approximately 72% of the outstanding Common Stock. See “Security Ownership of Management and Principal Stockholders” and “Certain Relationships and Related Transactions — Certain Relationships.” The Company expects that the Investors will vote all such shares in favor of Proposals I and II. Accordingly, assuming the presence of a quorum at the Meeting and that the Investors vote as expected, the approval and adoption of Proposals I and II are assured.

PROPOSAL I

ELECTION OF DIRECTORS

      The Restated Certificate of Incorporation of the Company provides that the Board of Directors of the Company is divided into three classes serving staggered three-year terms. Four Class III directors will be elected at the Meeting, each to hold office until his term expires at the 2006 Annual Meeting and until his successor is elected and qualified, subject, however, to prior death, resignation, retirement, disqualification or removal from office. All the nominees are currently directors of the Company. Proxies will be voted for the election of the nominees listed below and identified as Nominees for Election at the Meeting, unless contrary instructions are set forth on the proxy card. If any nominee shall be unavailable to serve as a director, proxies will be voted for the election of such other person or persons as the Nominating Committee of the Board of Directors for the Company may select. The Company is not aware of any circumstances likely to render any nominee unavailable. According to the bylaws of the Company, directors shall be elected by a plurality of the votes cast. Therefore, the four persons receiving the greatest number of votes cast at the Meeting for the election of directors shall be elected as directors, and abstentions and broker non-votes shall be counted for purposes of determining whether a quorum is present but will not affect the outcome of the election.

Information as to Nominees and Other Directors

      Set forth below, as of March 18, 2003, are the name, age and principal occupation or employment during the last five years of each nominee for election to the Board of Directors and all other directors whose terms have not expired. None of the nominees or other directors is related to any executive officer or other director of the Company by blood, marriage or adoption. The affiliations between the Company and Heartland, WP Management, WP Group, Blackstone Partners, Charles E. Becker, Becker Ventures, Elkin McCallum, Joan Fabrics and Textron (as such terms are defined herein) are set forth under “Security Ownership of Management and Principal Stockholders” and “Certain Relationships and Related Transactions — Certain Relationships.”

      Management recommends that stockholders vote FOR the election of each of Messrs. Becker, Clark, Stockman and Tredwell.

Nominees for Election at the Meeting — Class III Directors

Charles E. Becker	Age 56. Mr. Becker has been a director since July 2001. He was Vice Chairman of the Board from July 2001 until July 2002. For over 25 years, through 1998, Mr. Becker was the Chief Executive Officer and co-owner of Becker Group, Inc., a global automotive interior components supplier. Mr. Becker is the owner and Chairman of Becker Ventures, which was established in 1998 to invest in a variety of business ventures, including the manufacturing, real estate and service industries. Mr. Becker is also a director of Metaldyne Corporation (“Metaldyne”) and Trimas Corporation (“Trimas”).

Robert C. Clark	Age 59. Mr. Clark has been a director of the Company since October 1994. Mr. Clark is Dean of the Harvard Law School and Royal Professor of Law. Mr. Clark joined Harvard Law School in 1979 after four years at Yale Law School, where he was a tenured professor, and became Dean in 1989. Mr. Clark is a corporate law specialist and author of numerous texts and legal articles. Prior to his association with academia, he was in private practice with Ropes & Gray. Mr. Clark is also a director of Omnicom Group, Inc., American Lawyer Media, Inc. and its associated holding company, American Lawyer Media Holdings, Inc., and a trustee of Teachers Insurance Annuity Association (TIAA).

David A. Stockman	Age 56. Mr. Stockman has been a director of the Company since February 2001 and has been Chairman of the Board of the Company since August 2002. Mr. Stockman is also a director of Metaldyne, Springs Industries, Inc. (“Springs”) and Trimas. He is a senior managing director and the founder of Heartland. Prior to founding Heartland, he was a senior managing director of The Blackstone Group L.P. and had been with Blackstone since 1988. Mr. Stockman also served as the director of the Office of Management and Budget in the Reagan Administration, and represented Southern Michigan in the U.S. House of Representatives from 1976 to 1981.

Daniel P. Tredwell	Age 45. Mr. Tredwell has been a director of the Company since February 2001. Mr. Tredwell is also a director of Metaldyne, Trimas and Springs. He is a senior managing director and a co-founder of Heartland. He has two decades of leveraged financing and buyout experience. Mr. Tredwell served as a Managing Director at Chase Securities Inc. and had been with Chase Securities since 1985.

Directors Whose Terms Expire at the 2004 Annual Meeting — Class I Directors

Jerry L. Mosingo	Age 51. Mr. Mosingo has been President and Chief Executive Officer and a member of the Board of Directors of the Company since August 2002. He was Executive Vice President, Global Plastics & Cockpit Systems from January 2002 until July 2002, and an executive officer of the Company since March 2002. Mr. Mosingo has over 30 years of industry experience, and he was previously Executive Vice President of Manufacturing from 1999 to 2002 and Senior Vice President of Operations in 1999 for Textron Automotive Company, Inc. (“TAC”). Previously, he served as Vice President of Quality from 1997 to 1999 and Director of Operations from 1992 to 1997 for A.O. Smith. Mr. Mosingo is also a director of Collins & Aikman Products Co. (“Products”), a wholly-owned subsidiary of the Company.

Timothy D. Leuliette	Age 53. Mr. Leuliette was elected as a director of the Company in February 2001 and has been a director of Metaldyne since November 2000 and a director of Trimas since 2002. He is currently Chairman, President and Chief Executive Officer of Metaldyne. He is a senior managing director and one of the co-founders of Heartland. Prior to joining Heartland, Mr. Leuliette joined the Penske Corporation as President and Chief Operating Officer in 1996. From 1991 to 1996 Mr. Leuliette served as President and Chief Executive Officer of ITT Automotive, an automotive company. He also serves on a number of corporate and charitable boards, including as director of The Federal Reserve of Chicago, Detroit Branch.

Elkin McCallum	Age 59. Mr. McCallum was elected as a director of the Company in September 2001. Mr. McCallum has been the Chairman of the Board and Chief Executive Officer of Joan Fabrics since 1989 and has also been the Chairman and Chief Executive Officer of Tyng Textiles L.L.C. since 1996. Mr. McCallum is currently Chairman of the Board of Trustees of Bentley College.

W. Gerald McConnell	Age 39. Mr. McConnell was elected as a director of the Company in February 2001 and has been a senior managing director of Heartland since its founding. Mr. McConnell was formerly a managing director at Deutsche Bank Alex. Brown (formerly Bankers Trust Co.) from 1997 until 1999. From 1991 until 1999, Mr. McConnell specialized in leveraged finance and financial sponsor coverage at Deutsche Bank Alex. Brown. Mr. McConnell also serves on the board of directors of Springs and Trimas.

J. Michael Stepp	Age 58. Mr. Stepp has been a director of the Company since February 2001. Mr. Stepp is currently Vice Chairman of the Board of Directors and Chief Financial Officer of the Company. He was previously Executive Vice President and Chief Financial Officer of the Company from May 2002 through July 2002 (after serving as interim Chief Financial Officer from January 2002 through April 2002) and from April 1995 through December 1999. Mr. Stepp was a consultant to the Company and was an independent mergers and acquisitions advisor from January 2000 through February 2001. Since March 2001, Mr. Stepp has been a senior managing director of Heartland but has not been an employee of Heartland since April 2002,. He is also a director of Products.

Directors Whose Terms Expire at the 2005 Annual Meeting — Class II Directors

Warren B. Rudman	Age 72. Mr. Rudman has been a director of the Company since June 1995. Mr. Rudman was a partner in the law firm of Paul, Weiss, Rifkind, Wharton & Garrison from 1993 through 2002, and since January 2003 Mr. Rudman has been of counsel to the law firm. Mr. Rudman served as a United States Senator from New Hampshire from 1980 through 1992 and as Attorney General of New Hampshire from 1970 until 1976. Mr. Rudman is also a director of the Chubb Corporation, Allied Waste, Boston Scientific, the Raytheon Company and an independent trustee of several mutual funds of the Dreyfus Corporation.

Cynthia L. Hess	Age 46. Ms. Hess is the owner and Chief Executive Officer of Hess Group, LLC. Prior to forming Hess Group in 2002, Ms. Hess was a senior managing director of Heartland. She was formerly Vice President of Corporate Quality for DaimlerChrysler, where she led the corporate strategy for quality improvement and facilitated quality plan execution. In her 22 years with DaimlerChrysler, Ms. Hess held various engineering, manufacturing and procurement supply positions. Ms. Hess is also a director of Metaldyne.

Samuel Valenti, III	Age 57. Mr. Valenti has been a director of the Company since February 2001. He is a senior managing director of Heartland, chairman of Valenti Capital LLC, has been a director of Metaldyne since January 2001, and is Chairman of the Board of Directors of Trimas. Mr. Valenti is a director of Masco Capital Corporation and has been its President since 1988. Mr. Valenti was formerly Vice President — Investments of Masco Corporation, a home improvement and building products company, from May 1977 to October 1998. Mr. Valenti is also a director of Products.

David C. Dauch	Age 38. Mr. Dauch has been Vice President of Manufacturing — Driveline Division of American Axle & Manufacturing since 2001, a company he joined in 1995 as Manager, Sales Administration. In 1996, he became Director of Sales, GM Full Size Truck Programs and was named Vice President of Sales and Marketing in 1998. From 1987 to 1995, Mr. Dauch was employed by Products where he held positions of product manager, account executive, and Director of Ford Sales and Marketing for the Automotive Carpet and Fabric Groups.

Marshall A. Cohen	Age 68. Mr. Cohen has been a director of the Company since April 2001. Mr. Cohen has been Counsel at Cassels Brock and Blackwell, a Canadian law firm, since October 1996. Mr. Cohen is also a director of The Toronto-Dominion Financial Group, Barrick Gold Corporation, American International Group, Inc., Lafarge Corporation, SMK Speedy International Inc., The Goldfarb Corporation, Premcor Inc., The Quorum Group (Vice Chairman), Haynes International, Inc., Metaldyne, and Golf Town Canada Inc. Mr. Cohen serves on the Advisory Boards of The Blackstone Group and Heartland.

Certain Relationships and Related Transactions

     Certain Relationships

     Heartland

      Heartland is a private equity firm established in 1999 for the purpose of acquiring and expanding industrial companies operating in various industrial sectors of the American manufacturing economy that are well positioned for global consolidation and growth. Three of the Company’s directors, Messrs. Stockman, Tredwell and McConnell, are also employed by Heartland. Mr. Valenti is a consultant to Heartland. As of March 18, 2003, Heartland beneficially owned approximately 37% of the outstanding Common Stock.

      The Company is a party to a services agreement with Heartland under which Heartland provides it with advisory and consulting services, including services with respect to developments in the automotive industry and supply markets, advice on financial and strategic plans and alternatives and other matters as it may reasonably request and are within Heartland’s expertise. The services agreement terminates on the earlier of its tenth anniversary or the date upon which Heartland ceases to own Company shares equivalent to 25% of that owned by them on February 23, 2001. Under the services agreement, the Company is obligated to pay to Heartland a $4.0 million annual advisory fee on a quarterly basis and to reimburse its out-of-pocket expenses related to the services it provides. The Company has also agreed to pay a fee of 1% of the total enterprise value of certain acquisitions and dispositions.

     Blackstone and Wasserstein

      Blackstone Partners is a Delaware limited partnership formed in 1987 for the purpose of, among other things, (i) committing capital to facilitate corporate restructurings, leveraged buyouts, bridge financings and other investments and (ii) capitalizing affiliates that will engage in investment and merchant banking activities. The sole general partner of Blackstone Partners is Blackstone Associates, a Delaware limited partnership. At present, the business of Blackstone Associates consists of performing the function of, and serving as, the general partner of certain limited partnerships, including Blackstone Partners. Blackstone Management Partners L.L.C. is the general partner of Blackstone Management Partners L.P. (“Blackstone Management”), and BMA, which is the general partner of BFIP.

      WP Partners is a Delaware limited partnership, the sole general partner of which is Wasserstein Management, which is controlled by CCA (fka Wasserstein & Co., Inc.). WP Partners was formed by

Wasserstein Perella Group, Inc. (“WP Group”) for the purpose of participating in merchant banking activities, including committing capital to the organization and consummation of private equity investments and leveraged buyout transactions. On January 3, 2001, WP Group merged with Dresdner Bank AG and spun off CCA, as a result of which Wasserstein Management and its affiliates are no longer affiliated with WP Group. Wasserstein Management serves as general partner of WP Partners and as such is engaged in managing WP Partners. Wasserstein & Co., LP, is involved in merchant banking activities and is affiliated with Wasserstein Management.

Charles E. Becker

      In July 2001, the Company completed the acquisition of Becker. As a result of the Becker acquisition and a purchase of Common Stock immediately afterwards, Charles Becker became one of the Company’s principal stockholders. Charles Becker became a member of the Company’s Board of Directors upon closing of the Becker acquisition and was Vice Chairman of the Board from July 2001 until July 2002. The Company agreed to make $18 million in non-compete payments over five years to Mr. Becker at the time of the acquisition. See information regarding buyout of the non-compete agreement under the heading “Certain Agreements and Transactions — Charles E. Becker Transactions.” In addition, Becker Ventures, an affiliate of Mr. Becker, acquired additional shares of Common Stock as part of the financings in connection with the acquisition of TAC-Trim at a price of $5.00 per share. See the information under the heading “Security Ownership of Management and Principal Stockholders” for a discussion of Mr. Becker’s beneficial ownership of Common Stock.

Elkin McCallum

      In September 2001, the Company completed the acquisition of Joan Automotive, a leading supplier of body cloth to the automotive industry, and all of the operating assets of Joan Automotive’s affiliated yarn dying operation, Western Avenue Dyers, L.P. As a result of the Joan acquisition, Joan Fabrics, a company controlled by Elkin McCallum, became a principal stockholder of the Company. Upon completion of the Joan acquisition, Mr. McCallum because a member of the Company’s Board of Directors. See “Security Ownership of Management and Principal Stockholders” for a discussion of Joan Fabrics’ and Mr. McCallum’s beneficial ownership of Common Stock.

Certain Agreements and Transactions

Blackstone/ Wasserstein/ Heartland Stockholders Agreement

      The Company is a party to a stockholders agreement (the “Initial Stockholders Agreement”) with Heartland and certain of its affiliates (the “Heartland parties”), Blackstone and certain of its affiliates (the “Blackstone parties”) and Wasserstein L.L.C. and certain of its affiliates (the “Wasserstein parties”). The Initial Stockholders Agreement contains (i) rights of first refusal on private sales of Common Stock by the Blackstone parties and the Wasserstein parties in favor of the Heartland parties, (ii) tag-along rights in favor of the Blackstone parties and the Wasserstein parties in the event of certain transfers of Common Stock by Heartland and (iii) for so long as Heartland has a right to designate directors, a drag-along right enabling Heartland to cause the Blackstone parties and Wasserstein parties to sell all of their Common Stock with Heartland when Heartland is selling all of its Common Stock to a third party (including by merger). The Initial Stockholders Agreement further provides that the stockholder parties thereto will vote their Common Stock to ensure that seven members of the Company’s board will be designated by Heartland, one by the Wasserstein parties and one by the Blackstone parties (Blackstone and Wasserstein waived their right to each name a member of the board on March 15, 2002), in each case so long as each of Heartland, the Wasserstein parties and the Blackstone parties (in each case, together with its affiliates) continue to beneficially own at least 25% of the Common Stock owned by them as of February 23, 2001. In addition, there must be at least three independent directors not otherwise affiliated with the Company, the Blackstone parties, the Wasserstein parties or Heartland. The Company’s chief executive officer will also serve as a director. Certain rights inure to the benefit of, and certain obligations bind, subsequent transferees of Common Stock, but none of the rights or obligations apply to public sales, whether under Rule 144 or under a registration statement.

      The Initial Stockholders Agreement also contains certain restrictions on the Company’s ability to enter into transactions with Heartland and its affiliates. The Company and its subsidiaries may not enter into any such transaction or series of related transactions involving payments or other consideration in excess of $500,000 without the consent of (i) each of the Blackstone parties and the Wasserstein parties, so long as each holds at least 25% of the Common Stock held by it as of February 23, 2001, for so long as Heartland and its affiliates directly or indirectly beneficially own at least 50% of the outstanding Common Stock and (ii) a majority of the members of the board who are disinterested with respect to the particular transaction and were not designated for election by Heartland so long as Heartland and its affiliates own at least 25% of the Common Stock owned by them on the date of the Initial Stockholders Agreement. The restrictions described above will not apply to (i) an advisory fee on certain acquisitions and divestitures by the Company in an amount not exceeding 1% of the enterprise value thereof and related out-of-pocket fees and expenses, (ii) transactions involving the sale, purchase or lease of goods and services in the ordinary course of business and on an arms-length basis between the Company and portfolio companies of Heartland in an amount involving not more than $1.25 million in any transaction, and (iii) certain other transactions.

Becker/ Joan/ Heartland Stockholders Agreement

      There is also a stockholders agreement (the “Becker/Joan Stockholders Agreement”) among Charles E. Becker, Michael E. McInerney and Jens Höhnel (the “Becker parties”), Joan Fabrics, JFC Holdings Trust, Mr. Elkin McCallum and Donna McCallum (the “Joan parties”), the Heartland parties and the Company. The Becker/Joan Stockholders Agreement contains (i) rights of first refusal on private sales of Common Stock by the Becker parties and the Joan parties in favor of the Heartland parties, (ii) tag-along rights in favor of the Becker parties and the Joan parties in the event of certain transfers of Common Stock by Heartland and (iii) for so long as Heartland has a right to designate directors, a drag-along right enabling Heartland to cause the Becker parties and Joan parties to sell all of their Common Stock with Heartland when Heartland is selling all of its Common Stock to a third party (including by merger).

      The Becker/ Joan Stockholders Agreement further provides that the Becker parties, the Joan parties and Heartland will each vote their Common Stock to ensure that Charles E. Becker and Elkin McCallum are each members of the Company’s Board of Directors, so long as the Becker parties and the Joan parties, respectively, continue to hold shares representing 25% of the Common Stock originally acquired by them. The Becker/Joan Stockholders Agreement also provides that the Becker parties will vote their shares in favor of the election of Heartland’s designees to the Company’s Board of Directors. Certain rights inure to the benefit of, and certain obligations bind, subsequent transferees of Common Stock, but none of the rights or obligations apply to public sales, whether under Rule 144 or under a registration statement.

Charles E. Becker Transactions

      In March 2003, the Company entered into an agreement with Charles E. Becker, a member of the Company’s Board of Directors, to buyout the non-compete agreement which was entered into as part of the Becker acquisition. The Company made a one-time payment to Mr. Becker of $11.3 million thereby terminating its remaining obligation of approximately $12.6 million and eliminated Mr. Becker’s obligation not to compete.

      In June 2001, the Company entered into sale-leaseback transactions with each of New King, L.L.C. (“New King”) and Anchor Court, L.L.C. (“Anchor Court”), which are affiliates of Becker Ventures. In connection with these sale-leaseback transactions, Products sold and contemporaneously leased back real property located in Troy, Michigan and Plymouth, Michigan from New King and Anchor Court, respectively, for net proceeds of $15.1 million in the aggregate. The initial lease term in each transaction is 20 years and each lease has two successive ten-year renewal options. The basic rent for the Troy, Michigan property is $1.3 million per year, and the basic rent for the Plymouth, Michigan property is $0.5 million per year. The rental rates in each case are subject to adjustment after the expiration of the initial term.

      The Company entered into a lease agreement with Becker Ventures for the Company’s headquarters at 250 Stephenson Highway, with the effective date of the lease being January 1, 2002. In March 2002, the Company entered into lease agreements with Becker Ventures, effective January 1, 2002, for 150 Stephenson Highway and 350 Stephenson Highway, Troy, Michigan. The base rent for all three premises is $13.25 per square foot. Total square footage for all three locations is approximately 286,000. The leases have 20-year terms, and the Company has two five-year renewal options. The 2003 cost for the facilities will be approximately $3.8 million. For the years ended December 31, 2002 and 2001, the Company recorded a total cost of $17.1 million and 2.1 million, respectively, for rental expenses with related parties. In addition, the Company is also party to a lease with Becker Ventures for five manufacturing facilities totaling 884,000 square feet. In 2002, the Company extended the lease term an additional ten years to expire in 2021, with the base rent for these facilities totaling $3.6 million per year.

      The purpose of these sale-leaseback transactions was to reduce the Company’s outstanding debt. The Company believes that the terms of the sale-leaseback transactions with Becker Ventures are on terms substantially similar to those which could have been negotiated in arms-length transactions of the same type. These sale-leaseback transactions were authorized by the independent members of the Company’s Board of Directors.

Elkin McCallum Transactions

      In January 2003, the Company purchased equipment required to support an anticipated increase in the production of furniture fabrics from Joan Fabrics for $4.7 million. The Company also expects to spend another $4.7 million to outside vendors to prepare existing facilities to accommodate this new business. The Company also anticipates that it will enter into a supply agreement with Joan Fabrics in early 2003 to supply furniture fabrics. Elkin McCallum, a director of the Company, controls Joan Fabrics. Joan Fabrics would be responsible for all marketing, design, customer service and distribution functions and will also assume marketing responsibility for the Company’s existing furniture fabrics business.

      On December 31, 2002, the Company acquired certain assets from Dutton Yarns (an affiliate of Mr. McCallum) for approximately $4.2 million. These assets are used by the Company to texture yarn. As part of the transaction, Dutton Yarns has agreed to provide the Company transition services through December 31, 2003.

      On April 12, 2002, the Company signed and closed on a merger agreement with Mr. McCallum and a lamination company wholly-owned by Mr. McCallum, pursuant to which the acquired company was merged into a wholly-owned subsidiary of the Company. As consideration in the transaction, Mr. McCallum received 400,000 shares of Common Stock and was repaid $2.5 million in cash as reimbursement for amounts invested to fund the Company’s working capital needs. Subsequent to the merger, debt owing to Mr. McCallum of $6.7 million was also repaid. The Company acquired the lamination business to optimize the supply chain on certain of its fabric products and provide low cost lamination products and services to Tier I customers.

      In connection with the Joan acquisition (as described above under the heading “— Certain Relationships”), the Company entered into a Supply Agreement dated September 21, 2001 (the “Supply Agreement”) with Main Street Textiles, L.P. (“Main Street”). Main Street is controlled by Elkin McCallum, a director of the Company. Under the Supply Agreement, the Company agreed to purchase all of its requirements for flat woven automotive fabric from Main Street for a five-year period beginning on the date of the Supply Agreement. The prices which the Company will pay for fabric under the agreement will equal the costs of the raw materials plus an amount which represents Main Street’s standard labor and overhead costs incurred in manufacturing fabric for us. During the term of the Supply Agreement, Main Street is prohibited from manufacturing automotive fabric products for third parties without the Company’s prior consent but may sell seconds and closeout items in bona fide transactions. The Supply Agreement is also terminable by mutual written consent upon the occurrence of certain events of bankruptcy, the appointment of a receiver or trustee, an assignment for the benefit of creditors, or in the event of a material breach. In addition, either party may terminate the Supply Agreement upon 270 days’ prior notice to the other party in the event that the parties are unable to agree on the pricing of fabric covered by the Supply Agreement.

      The Company was also a party to a Transition Services Agreement dated September 21, 2001 with Joan Fabrics. Under this agreement Joan Fabrics provided Products with transitional and support services which ended in 2002. The terms of the Company’s agreement were substantially similar to those under the Supply Agreement.

      Mr. McCallum became a related party as a result of the Joan acquisition. The terms of the Supply Agreement and the Transition Services Agreement were reached through arm’s-length negotiations before Mr. McCallum became a related party.

Textron Transactions

      Sale-Leaseback Transactions. Prior to the TAC-Trim acquisition, TAC-Trim entered into an $86.9 million sale and leaseback transaction (the “Textron Leasing Transaction”) with two separate single purpose affiliates of Textron Financial Corporation, as lessor and purchaser, with respect to a portfolio of manufacturing equipment situated in different locations throughout the United States and Canada. Payments under the Textron leasing transaction are guaranteed by Products and secured by a first perfected mortgage lien over certain real property with a value equal to $25 million. Each lease is for an initial term of three years with three one-year renewal options. As is customary, the documentation for the Textron leasing transaction incorporates covenants by reference from the Company’s credit facility, that may be amended or waived by the senior lenders, and also contains events of default.

      License Agreements. In connection with the TAC-Trim acquisition the Company acquired intellectual property rights to various products and processes including the patented Intellimold™ injection molding control process for use in its business. The Intellimold™ patents are related to methods and/or apparatus for injection molding. The Company also holds technology relating to certain skin materials and compounding solutions that provide the capability to design cost-effective materials with outstanding performance and aesthetic qualities. Examples of these materials include Envirosoft™ castable thermoplastic materials, high performance PVC alloys, high-definition grain and texture formulation and vacuum thermoplastic applications. The Company also holds technology relating to the Invisitec™ invisible passenger air bag system, which provides improved appearance and craftsmanship at reduced cost. Invisitec™ systems, which integrate the air bag door with the panel and top cover, have been commercialized for soft-cast and vacuum-formed panels and hard injection molded instrument panels. In total, the Company holds approximately 370 U.S. and approximately 1,400 foreign active patents and has approximately 325 patents pending. The intellectual property acquired in the TAC-Trim Acquisition is subject to certain limitations on the Company’s use and creates continuing obligations to Textron.

      As part of the TAC-Trim acquisition, the Company entered into three intellectual property license agreements with Textron. In two of these agreements, the Company licensed back to Textron certain intellectual property that was acquired in the transaction (the “Intellimold Agreement” and the “Licensed-Back IP Agreement”). In the third agreement, the Company licensed from Textron other intellectual property that it did not acquire in the transaction (the “Retained IP Agreement”). The Company is providing general descriptions of these agreements although these descriptions do not contain all the material terms in the contracts. In all three agreements, the ability to use the intellectual property is limited based on whether the proposed use falls inside or outside a defined field of automotive products (the “Restricted Field”).

      In the Intellimold Agreement, the Company gave Textron an exclusive worldwide, perpetual, irrevocable license to use outside the Restricted Field its rights in the Intellimold process and any enhancements developed by it. Textron was also granted a royalty-free, worldwide, perpetual, irrevocable license to use the Company’s rights in the Intellimold process and any enhancements developed by the Company within the Restricted Field solely in connection with its and certain affiliates’ manufacturing, sales and development operations. The Intellimold Agreement also includes an exclusive, royalty-free, worldwide, perpetual, irrevocable license for the Company to use within the Restricted Field any enhancements to the Intellimold process developed by Textron. In the Licensed-Back IP Agreement, the Company granted Textron a non-exclusive, worldwide, royalty-free, perpetual and irrevocable license to use solely outside the Restricted Field certain intellectual property including over 50 U.S. patents on air bag related products. In the Retained

IP Agreement, Textron granted to the Company a non-exclusive, worldwide, royalty-free, perpetual and irrevocable license to use solely within the Restricted Field certain intellectual property. These patents could have applicability to the automotive industry but such use is somewhat secondary to the use of such technology outside the automotive field.

      Common Stock Registration Rights Agreement. In connection with the TAC-Trim acquisition, the Company entered into a Common Stock Registration Rights Agreement which provides that Textron will have rights to demand registration under the Securities Act of shares of Common Stock held by it at various times. In addition, it will have piggyback registration rights in the event the Company registers shares of Common Stock for its own account or for the account of any of the Company’s other stockholders. The Common Stock Registration Rights Agreement contains customary provisions regarding lock-ups, holdbacks, payment of expenses, indemnification and contribution.

      Transition Agreement. In connection with the TAC-Trim acquisition, the Company entered into a Transition Agreement with Textron. The Transition Agreement facilitated the transition of certain aspects of the businesses which the Company acquired from Textron. Pursuant to the Transition Agreement, the Company and Textron have agreed to provide reasonably requested assistance to ensure a smooth transition of ownership of TAC-Trim from Textron. Some of the matters covered by the Transition Agreement are:

•	the agreement by Textron to make available to employees and former employees of the subsidiaries which are acquired in the TAC-Trim acquisition certain benefit plans for up to nine months following the closing of the TAC-Trim acquisition, at the Company’s cost;

•	the agreement by the Company and Textron to supply each other with certain products and components for specified periods;

•	the Company’s agreement to sublease to Textron certain property in Troy, Michigan through December 31, 2004;

•	the agreement by Textron, upon the Company’s written request, to arrange for AT&T Solutions, Inc. and Electronic Data Systems Corporation to provide certain support services for the subsidiaries which were acquired in the TAC-Trim acquisition for certain specified periods; and

•	the agreement by the Company and Textron to negotiate in good faith appropriate transition arrangements with respect to contracts, including payroll services, which are shared between the subsidiaries which were acquired in the TAC-Trim acquisition and Textron and its subsidiaries.

      Preferred Stock Registration Rights Agreement. The Company is a party to a Preferred Stock Registration and Other Rights Agreement with Textron concerning registration and other rights which the Company has granted to Textron with respect to the preferred stock consideration received by Textron in connection with the TAC-Trim acquisition.

      Italian Joint Venture. As part of the TAC-Trim acquisition, the Company acquired a 50% interest in an Italian joint venture. There were put and call provisions under the purchase agreement pertaining to the Italian joint venture interests not owned by the Company. In January 2003, the Company acquired the remaining 50% interest in the Italian joint venture for $15 million, which also terminated the put-call arrangement. The arrangement, which was exercisable in December 2004, permitted Textron to require the Company to purchase Textron’s interest in the joint venture for an aggregate of approximately $28 million.

      Textron became a related party as a result of its receipt of the consideration in the TAC-Trim acquisition and the above-described agreements were reached through arm’s-length negotiations prior to TAC-Trim becoming a related party.

Meetings and Committees of the Board of Directors

     Meetings and Attendance

      In 2002, the Board of Directors held a total of five meetings and took action by unanimous written consent on one occasion. Each incumbent director participated in at least 75% of the aggregate of the total number of Board proceedings and the total number of proceedings of the Committees on which the member served during 2002, whether through in-person meeting, teleconference or written consent.

     Committees of the Board

      The Board of Directors has designated the Audit Committee, which currently consists of Messrs. Clark, Rudman and Cohen, the Compensation Committee, which currently consists of Messrs. Stockman, Tredwell and Cohen, and the Executive Committee, which currently consists of Messrs. Mosingo, Stockman and Tredwell. In addition, the Company’s Restated Certificate of Incorporation provides for the Nominating Committee, which currently consists of all members of the Board of Directors other than Messrs. Mosingo and Stepp.

      The Audit Committee held five meetings in 2002. The Audit Committee’s function is to meet with the Company’s independent public accountants and with management to make inquiries regarding the manner in which the responsibilities of each are being discharged. The Audit Committee reviews the scope of audit and non-audit assignments and related fees, the Company’s accounting principles and the adequacy of internal controls. See “Report of the Audit Committee.”

      The Compensation Committee held two meetings and took action by unanimous written consent on two occasions in 2002. The Compensation Committee’s function is to determine compensation for executive officers of the Company and to decide matters and policies with respect to the compensation of such executive officers, including the entry into employment agreements and the grant of awards under, and administration of, the Company’s option plans.

      The Executive Committee held no meetings in 2002. The Executive Committee’s function is generally to act on behalf of the Board of Directors during the intervals between meetings of the Board if the Board is unable to meet.

      The Nominating Committee held two meetings and took action by unanimous written consent on one occasion in 2002. The Nominating Committee’s function is to nominate, by a majority vote thereof, persons for election to the Board of Directors at any annual meeting of stockholders or at any special meeting of stockholders called for the purpose of electing directors. Stockholders wishing to recommend director candidates for consideration by the Nominating Committee may do so by writing to the Secretary of the Company, giving the recommended candidate’s name, biographical data and qualifications, not later than the date by which stockholder proposals for action must be submitted. See “Stockholder Proposals”.

REPORT OF THE AUDIT COMMITTEE

      The role of the Audit Committee is to assist the Board of Directors in its oversight of the Company’s financial reporting processes. The Board of Directors, in its business judgment, has determined that the members of the Committee are “independent”, as required by applicable listing standards of the New York Stock Exchange. The Committee operates pursuant to a written Charter, a copy of which was attached to the Company’s Proxy Statement for the annual meeting held in 2001. As set forth in the Charter, management of the Company is responsible for the preparation, presentation and integrity of the Company’s financial statements, and maintaining appropriate accounting and financial reporting principles, policies, internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The independent auditors are responsible for planning and carrying out a proper audit of the Company’s annual financial statements and expressing an opinion as to the fairness of the financial statements in conformity with generally accepted accounting principles.

      The Audit Committee met with the independent auditors, management and internal auditors to assure that all were carrying out their respective responsibilities. The Committee reviewed the performance and fees of the independent auditors prior to recommending their appointment, and met with them to discuss the scope and results of their audit work, including the adequacy of internal controls and the quality of financial reporting. The Committee discussed with the independent auditors their judgments regarding the quality and acceptability of the Company’s accounting principles, the clarity of its disclosures and the degree of aggressiveness or conservatism of its accounting principles and underlying estimates. The Committee discussed with and received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1, confirming their independence. The independent auditors had full access to the Committee, including meetings without management present.

      Based upon the reports and discussions described in this report, and subject to the limitations on the role and responsibilities of the Committee referred to above and in the Charter, the Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2002 filed with the Securities and Exchange Commission.

By:	The Audit Committee of the Board of Directors of

Collins & Aikman Corporation

Robert C. Clark, Chair
Warren B. Rudman
Marshall A. Cohen

FEES PAID TO THE AUDITOR

      Fees for all services provided by PricewaterhouseCoopers LLP (“PricewaterhouseCoopers”) for year 2002 are as follows:

Audit Fees

      Aggregate fees for professional services rendered by PricewaterhouseCoopers in connection with its audit of the Company’s consolidated financial statements as of and for the year ended December 31, 2002 and its limited reviews of the Company’s unaudited consolidated interim financial statements were $1.4 million.

Financial Information Systems Design and Implementation Fees

      During the year ended December 31, 2002, PricewaterhouseCoopers rendered no professional services to the Company in connection with the design and implementation of financial information systems.

All Other Fees

      In addition to the fees described above, aggregate fees of $5.0 million were billed by PricewaterhouseCoopers during the year ended December 31, 2002, primarily for the following professional services (in millions):

Audit-related services(a)	$3.4
Income tax compliance and related tax services	$1.6

(a)	Audit-related fees include fees for acquisition support activities, issuance of comfort letters and audits of the Company’s employee benefit plans.

      PricewaterhouseCoopers expects to have a representative at the Meeting who will have the opportunity to make a statement and who will be available to answer appropriate questions.

COMPENSATION COMMITTEE
REPORT ON EXECUTIVE COMPENSATION

      The Company’s executive compensation program is administered by the Compensation Committee of the Board of Directors. The Committee is responsible for the design, administration and oversight of all senior management compensation and benefit policies, plans, programs and agreements.

Executive Officer Compensation

      The Company’s compensation programs for its executive officers are intended to attract and retain qualified executives for the Company, to recognize individual performance in conjunction with overall corporate performance and to link a significant portion of the compensation paid to executives with the Company’s current and long-term performance. The Compensation Committee believes that these goals are best implemented by providing a compensation package consisting of three major components: base salary, short-term incentive compensation and long-term incentive compensation.

Base Salary

      When determining base salaries for the executive officers, the Compensation Committee considers the Company’s retention needs, individual experience, individual and Company performance and individual responsibilities, the salaries of other officers and employees within the Company and management’s recommendations. No relative weights are assigned to any factor. In addition, the Compensation Committee considers previously obtained, survey-based compensation data for companies of similar size with jobs similar to those of the Company in magnitude, complexity and scope of responsibility. While some of the companies identified in the peer group performance graph under the heading “Performance Graph” participated in these surveys, the Compensation Committee believes its competitors for executive talent are broader than this group due to the varied businesses in which its divisions compete for executive talent. As a matter of policy, base salaries are generally targeted at the 50th percentile of this broader group of automotive supply and general industry companies.

      Salaries of executive officers are reviewed periodically by the Compensation Committee, generally on a 12-month cycle. Salary adjustments are determined by subjectively evaluating the factors described in the previous paragraph.

      In the opinion of the Compensation Committee, competitive base salaries contribute to the Company’s overall performance by attracting and retaining high quality management.

Short-Term Incentive Compensation

      The second major component of the executive compensation program is the Company’s Executive Incentive Compensation Plan (the “Bonus Plan”) adopted each year. The objectives of this plan are to:

A. Motivate key employees to achieve and exceed the Company’s financial goals;

B. Maintain management’s focus on the importance of earnings and cash flows;

C. Focus on annual business results to lead to improvement in stockholder value; and

D. Attract and retain key employees of the quality required to manage the Company’s businesses successfully.

      Under the Bonus Plan, the Company’s executive officers and other key employees who the Committee deems to be in a position to have an impact on the attainment of the earnings and cash flow goals of the Company and its operating divisions have the opportunity to earn annual performance bonuses. While the number of persons participating in the Bonus Plan varies from year to year, approximately 930 persons participated in 2002. The bonus pool for each group of participants is based on Earnings Before Interest Taxes Depreciation and Amortization (EBITDA) and Free Cash Flow (FCF). At the beginning of the year, EBITDA/ FCF goals are established for each operating division. The Compensation Committee determines the amount of bonus actually paid under the Bonus Plan. The Chief Executive Officer may change the allocation of bonus amounts among the business units, but not the aggregate bonus pool awarded. Executive Vice Presidents and the Senior Vice President of Human Resources may change the allocation of bonus amounts among individuals but not their respective aggregate amounts. The target award for executive officers ranges from 40% to 100% of base salary, depending on the participant’s position with a subsidiary of the Company. The 2002 targets required an improvement over 2001 results.

      Four of the current executive officers received a bonus for 2002 under the Bonus Plan. For one executive officer, the target bonus equaled 50% of base salary, for two of such officers 40% of base salary and for the two other such officers 100% of base salary. Bonuses actually awarded were 0, 25%, 15%, 10% and 14% of annual base salary for all current executive officers. Mr. Evans received payments described under “Executive Compensation — Employment Agreements” rather than a bonus under the 2002 Bonus Plan. The payments were determined based upon the provisions of their employment agreements, management’s recommendations and the Committee’s subjective judgment of what was appropriate.

Long-Term Incentive Compensation

      The third major component of the Company’s executive compensation program is long-term incentive compensation. Through the 2002 Plan, the Company seeks to align the interests of key employees, including all executive officers, at or above a level selected by the Committee in its subjective judgment, more closely with those of the Company’s stockholders, and to motivate and reward actions which lead to long-term value creation for stockholders. Grants under the 2002 Plan provide a direct link between any rewards executives may receive and the results achieved for stockholders. Stock options, restricted stock and stock appreciation rights are each intended to serve as compensation over a period of several years.

      Stock option grants and if Proposal II is approved by stockholders, grants of restricted stock and stock appreciation rights are made based on the Committee’s subjective evaluation of the duties and responsibilities of the individual, his or her present and potential contributions to the long-term growth and success of the Company, the number of options previously granted to such person, the number and relative value of options, shares of restricted stock or stock appreciation rights granted to persons in similar positions both at the Company and at other companies deemed comparable to the Company (based on the Committee members’ knowledge of options granted by other companies), the number of options, shares of restricted stock or stock appreciation rights required to attract and retain qualified management personnel, the number of options, shares of restricted stock or stock appreciation rights remaining available for grant and management’s recommendations. The Committee’s policy is to grant options with a term of ten years to provide a long-term incentive. In addition, the Committee’s policy is generally to grant options, shares of restricted stock or stock appreciation rights that vest over a specific period to provide the executive with an incentive to remain with the Company. The Committee’s policy is also to provide new executives with options, shares of restricted stock or stock appreciation rights to attract them to the Company based on negotiations with new executives, management’s recommendations and the Committee’s subjective judgment primarily after reviewing the number and relative value of options, shares of restricted stock or stock appreciation rights granted to similar executives of the Company. Stock options granted to the Named Executive Officers during the last fiscal year, year-end option values of options granted to the Named Executive Officers and details regarding our 2002 option cancellation/ repricing program are reflected in the tables provided below.

Termination and Other Benefits

      The Company generally determines termination benefits for executive officers based on the executive officer’s employment agreement (if applicable), the Company’s general severance policies for “exempt employees” (if applicable) or an agreement with the departing executive officer at the time of separation. The Committee’s policy generally has been to have employment agreements and change-in-control agreements with each of the Company’s executive officers to provide them with severance benefits. These benefits are intended to permit these executives to focus their attention on performing their duties to the Company, rather than on the security of their employment. The Company has also adopted a supplement to the Personal Savings Plan and an Excess Benefit Plan relating to the Employee’s Pension Account Plan to provide the benefits the underlying plans would have provided to executives but for legal limitations under the Employee Retirement Income Security Act of 1974 and Internal Revenue Service regulations.

Chief Executive Officer Compensation

      The compensation of the Company’s Chief Executive Officer is consistent with the compensation philosophy of the Company described above. Mr. Mosingo is paid a base salary of $750,000, based primarily on the Committee’s subjective evaluation of Mr. Mosingo’s experience and responsibilities, management’s recommendation and survey-based compensation data. No particular weight was given to any of these factors. The terms of Mr. Mosingo’s employment are described under “Executive Compensation — Employment Agreements” below.

      EBITDA/ FCF goals have been established by the Compensation Committee at the beginning of each fiscal year; award calculations are based on the same factors as are bonuses for all executive officers. The Compensation Committee determined that Mr. Mosingo would be entitled to a bonus award for 2002. However, Mr. Mosingo chose to decline any bonus award for 2002.

      The Compensation Committee, in its sole discretion, determines the amount of any stock options to be granted to Mr. Mosingo based on the factors described above. During the most recent fiscal year, options to purchase 440,000 shares were granted to Mr. Mosingo.

      The Compensation Committee believes the total compensation program for Mr. Mosingo is competitive with that provided by comparable companies, matches the responsibilities of his office and reflects his personal contributions to the Company’s performance. Since becoming President and Chief Executive Officer of the Company in August 2002, Mr. Mosingo has completed the integration of the TAC-Trim acquisition, leveraged the Company’s product offerings to provide a single interface for the customers, introduced a uniform structure to the Company’s manufacturing processes and implemented the One Company initiative.

      Mr. Evans was Chairman of the Board and Chief Executive Officer of the Company until his retirement in July 2002. During 2002 he received a salary of $583,333. He entered into a Separation and Consultancy Agreement with the Company in July 2002. See “Employment Agreement — Thomas E. Evans”.

Deductibility of Compensation in Excess of $1 Million a Year

      In 1993, Congress enacted Section 162(m) of the U.S. Internal Revenue Code of 1986, effective for tax years beginning in 1994. This legislation precludes a public corporation from taking a federal income tax deduction for compensation in excess of $1 million per year for its chief executive officer and any of its four other highest paid executive officers required to be in the summary compensation table below (with exceptions for certain performance-based compensation).

      The Company will continue to review its executive compensation practices and plans on an ongoing basis with respect to Section 162(m). Where it deems advisable, the Company will take appropriate action to preserve the tax deductibility of its executive compensation, but it believes the more important objective is maintaining competitive compensation. To retain highly skilled managers and remain competitive with other employers, the Compensation Committee retains the authority to authorize other payments, including salary and bonuses that would not be deductible for federal income tax purposes, including payments under the 2001 and 2002 Bonus Plans and the Company’s stock option plans.

By:	The Compensation Committee of the Board of Directors of Collins & Aikman Corporation:

David A. Stockman, Chair
Daniel P. Tredwell
Marshall A. Cohen

EXECUTIVE OFFICERS OF THE COMPANY

      The following is a list of the names and ages, as of March 18, 2003, of the executive officers of the Company and a description of all positions and offices with the Company held by each such person and each such person’s principal occupations and employment during the past five years. All executive officers hold office at the pleasure of the Company’s Board of Directors.

Name	Age	Position

Jerry L. Mosingo	51	President and Chief Executive Officer
J. Michael Stepp	58	Vice Chairman of the Board and Chief Financial Officer
Wallace W. Creek	64	Senior Vice President-Finance
Gerald E. Jones	57	Executive Vice President Global Manufacturing Operations, Fabrics
Millard L. King, Jr.	58	Executive Vice President Global Manufacturing Operations, Carpet and Acoustics Systems
Dianne E. Kokkinos	51	Senior Vice President Global Supply Chain Management
Robert A. Krause	46	Vice President and Treasurer
Dana Leavitt	44	Executive Vice President Global Manufacturing Operations, Interior Trim & Cockpit Systems
Michael A. Mitchell	59	President Global Commercial Operations
Jeffrey A. Rose	43	Senior Vice President Global Product Development and Technology
L. Gregory Tinnell	42	Senior Vice President, Human Resources
Eric J. White	47	Executive Vice President Global Manufacturing Operations, Interior Trim & Cockpit Systems
Reed A. White	55	President of Collins & Aikman Dura Convertible Systems

      Jerry L. Mosingo has been President and Chief Executive Officer and a member of the Board of Directors of the Company since August 2002. He was Executive Vice President, Global Plastics & Cockpit Systems from January 2002 until July 2002, and an executive officer of the Company since March 2002. Mr. Mosingo has over 30 years of industry experience, and he was previously Executive Vice President of Manufacturing from 1999 to 2002 and Senior Vice President of Operations in 1999 for TAC. Previously, he served as Vice President of Quality from 1997 to 1999 and Director of Operations from 1992 to 1997 for A.O. Smith. Mr. Mosingo is also a director of Products.

      J. Michael Stepp has been a director of the Company since February 2001. Mr. Stepp is currently Vice Chairman of the Board of Directors and Chief Financial Officer of the Company. He was previously Executive Vice President and Chief Financial Officer of the Company from May 2002 through July 2002 (after serving as interim Chief Financial Officer from January 2002 through April 2002), and from April 1995 through December 1999. Mr. Stepp was a consultant to the Company and was an independent mergers and acquisitions advisor from January 2000 through February 2001. Since March 2001, Mr. Stepp has been a senior managing director of Heartland but has not been an employee of Heartland since April 2002. He is also a director of Products.

      Wallace W. Creek has been Senior Vice President — Finance since December 2002, and an executive officer of the Company since December 2002. Before joining the Company in 2002, Mr. Creek was corporate comptroller for General Motors. Mr. Creek is a director of DPL, Inc., Columbus McKinnon Corp. and Quantum Fuel Systems Technologies Worldwide, Inc.

      Gerald E. Jones has been Executive Vice President of Global Manufacturing Operations, Fabrics since November 2001 and an executive officer since March 2002. Mr. Jones, who has over 30 years of industry experience, joined the Company as a Director of Manufacturing in July 1995. From April 2000 until November 9, 2001, he was General Manager, Automotive Woven Fabrics.

      Millard L. King, Jr. has been Executive Vice President of Global Manufacturing Operations, Carpet and Acoustics Systems since November 2001 and an executive officer of the Company since March 2002. Mr. King joined the Company in 1971. Prior to his current position with the Company, Mr. King most recently held the positions of Senior Vice President of Operations for Automotive Knit Fabrics and Chief Operating Officer of the U.S. automotive carpet systems and of automotive knit and woven operations.

      Dianne E. Kokkinos has been Senior Vice President Global Supply Chain Management since August 2002, and an executive officer of the Company since September 2002. Prior to her current position with the Company, Ms. Kokkinos most recently held the position of plant manager for the Company’s Port Huron facility.

      Robert A. Krause has been Vice President and Treasurer since October 2002, and an executive officer of the Company since December 2002. Before joining the Company, Mr. Krause was associated with American Axle & Manufacturing Holdings, Inc., where he was Vice President and Treasurer from 1999 to 2002, Treasurer and Acting Interim Chief Financial Officer during 1999, and Treasurer from 1998 to 1999.

      Dana Leavitt has been Executive Vice President of Global Manufacturing, Interior Trim & Cockpit Systems since August 2002, and an executive officer of the Company since September 2002. Prior to her current position with the Company, Ms. Leavitt most recently held the positions of Vice President Operations — Plastics, with responsibility for multiple plant operations, and Controller and Vice President Operations for a Canadian plant with TAC.

      Michael A. Mitchell has been President, Global Commercial Operations since January 2002 and an executive officer of the Company since March 2002. Mr. Mitchell has over 40 years of industry experience, having previously held senior management positions at Chrysler Corporation and American Motors. He served as Executive Vice President, Business & Product Development from 1997 to 2002 and Executive Vice President of Engineering, Purchasing and Program Management from 1995 to 1997 for TAC.

      Jeffrey A. Rose has been Senior Vice President, Global Product Development and Technology since January 2002 and an executive officer of the Company since March 2002. Mr. Rose has 20 years of industry experience, and he previously served as Vice President of Technology for TAC, which he joined in 1995 as Director of Interior Trim Engineering. Prior to 1995, he worked for Toyota, at its technical center in Ann Arbor, Michigan.

      L. Gregory Tinnell has been Senior Vice President of Human Resources and an executive officer since April 2000. Previously, he was Vice President of Human Resources for the Company’s southern and Mexican operations, as well as Vice President of Global Compensation & Benefits. Mr. Tinnell joined the Company in 1995. Prior to joining the Company, he served in various management positions with Sara Lee Corporation, Nabisco Foods Group and North American Refractories Company. Mr. Tinnell serves on the National Association of Manufacturers Human Resources Steering Committee.

      Eric J. White has been Executive Vice President of Global Manufacturing, Interior Trim & Cockpit Systems since August 2002, and an executive officer of the Company since September 2002. Prior to his current position with the Company, Mr. White most recently held the positions of Vice President Operations — Plastics with responsibility for multiple plant operations, and Vice President Operations for two operations with TAC.

      Reed A. White has been President of Dura Convertible Systems, Inc. (also known as Collins & Aikman Dura Convertible Systems) since 1994, has been employed there in various management positions since April 1985 and has been an executive officer of the Company since February 2000.

      See “Executive Compensation — Employment Agreements” for a description of the Company’s employment agreements with Messrs. Mosingo, Mitchell, King and Reed White. Additionally, Messrs. Tinnell, Jones and Rose have written employment agreements.

EXECUTIVE COMPENSATION

      The following table sets forth information concerning the compensation for services rendered to the Company and its subsidiaries by (i) both individuals serving as the Company’s Chief Executive Officer during 2002, (ii) the Company’s four most highly compensated executive officers (other than the Chief Executive Officer) whose total annual salary and bonus exceeded $100,000 and who were serving as executive officers at the end of the fiscal year ended December 31, 2002 and (iii) one of the Company’s former executive officers whose compensation would have been reported herein if they had been serving as executive officers of the Company at the end of the fiscal year (the individuals named in clauses (i), (ii) and (iii) being referred to herein as the “Named Executive Officers”). All compensation shown has been paid by Products or by a subsidiary of Products (although any options shown as awarded are for Common Stock of the Company). The Company does not separately compensate its executive officers for their duties as officers of the Company (except for any such options).

Summary Compensation Table

	Annual Compensation
							Securities
						Other Annual	Underlying		All Other
Name and Principal Position	Year	Salary($)		Bonus($)		Compensation($)(1)	Options(#)		Compensation($)

Jerry L. Mosingo	2002	475,833		0	(3)	9,652	440,000		2,379	(4)
President and Chief	2001	N/A		N/A		N/A	N/A		N/A
Executive Officer(2)	2000	N/A		N/A		N/A	N/A		N/A
J. Michael Stepp	2002	300,000		262,500	(6)	35,897	440,000		5,047	(7)
Vice Chairman of the	2001	N/A		N/A		N/A	N/A		N/A
Board and Chief Financial	2000	N/A		N/A		N/A	N/A		N/A
Officer(5)
Millard L. King, Jr.	2002	250,000		140,873	(8)	11,058	386,321	(9)	2,390	(10)
Executive Vice President	2001	209,917		66,627		4,080	0		11,216
Global Manufacturing	2000	201,425		0		3,358	6,000		8,733
Operations, Carpet and
Acoustics Systems
Michael A. Mitchell	2002	320,833		50,000		14,477	360,000		2,165	(12)
President Global	2001	N/A		N/A		N/A	N/A		N/A
Commercial	2000	N/A		N/A		N/A	N/A		N/A
Operations(11)
Reed A. White	2002	259,375		125,000	(8)	9,652	122,643	(9)	46,925	(13)
President,	2001	250,000		20,000		11,032	0		10,701
Collins & Aikman	2000	237,500		0		843	8,000		17,317
Dura Convertible Systems
Thomas E. Evans	2002	583,333		0		46,978	1,700,000	(9)	6,498,432	(15)
Former Chairman of the	2001	735,000		1,350,000		45,406	0		139,835
Board and Chief Executive	2000	729,167		175,000		35,955	24,000		77,158
Officer(14)
Bernd Lattemann	2002	611,508	(17)	0		0	200,000		0
Former President and	2001	N/A		N/A		N/A	N/A		N/A
Managing Director	2000	N/A		N/A		N/A	N/A		N/A
European Operations(16)

(1)	Total perquisites for each Named Executive Officer, except Mr. Evans in 2002, were less than the lesser of $50,000 or 10% of annual salary and bonus and, accordingly, the dollar value of such perquisites is not shown. The numbers shown for each Named Executive Officer reflect gross-ups for incremental federal and state income taxes related to such perquisites or relocation reimbursements. Perquisites for each Named Executive Officer may, but do not necessarily, include reimbursement for any of the following expenses: car; financial planning; executive fitness; executive physicals and medical; clubs and entertainment; and personal use of Company aircraft.

(2)	Mr. Mosingo joined the Company in January 2002 as Executive Vice President, Global Plastics & Cockpit Systems. In August 2002 he was named President and Chief Executive Officer of the Company. He has been an executive officer of the Company since March 2002. Prior to January 2002, Mr. Mosingo held no position with the Company or its subsidiaries.

(3)	The Compensation Committee determined that Mr. Mosingo would be entitled to a bonus award for 2002. However, Mr. Mosingo chose to decline any bonus award for 2002.

(4)	Amount for 2002 for Mr. Mosingo consists of premiums in the amount of $2,173 and $206 paid for basic term life insurance and accidental death and dismemberment insurance (“AD&D insurance”) respectively, under group life insurance policies.

(5)	Mr. Stepp has been Vice Chairman of the Board and Chief Financial Officer since August 2002. He was Executive Vice President and Chief Financial Officer from May until August 2002 and 1995 until 1999, and interim Chief Financial Officer from January until April 2002. Mr. Stepp has also been a director of the Company since February 2001. He was not employed by the Company or its subsidiaries in 2000 or 2001.

(6)	Includes a $150,000 sign-on bonus.

(7)	Amount for 2002 for Mr. Stepp consists of (i) premiums in the amounts of $2,797 and $265 paid for basic term life insurance and AD&D insurance, respectively, under group life insurance policies and (ii) relocation expenses of $1,985.

(8)	Certain officers and key executives employed by the Company at the time of the TAC-Trim acquisition received launch bonuses paid in 2002. The bonus calculations of Messrs. King and White include such bonuses of $103,373 and $100,000 respectively.

(9)	Includes 10,000, 21,353 and 504,000 replacement options granted in connection with the cancellation of previously-granted options for Messrs. King, White and Evans, respectively.

(10)	Amount for 2002 for Mr. King consists of (i) contributions in the amount of $689 to the SRP and (ii) premiums in the amount of $1,554 and $147 paid for basic term life insurance and AD&D insurance, respectively, under group life insurance policies.

(11)	Mr. Mitchell joined the Company in January 2002 as President Global Commercial Operations and became an executive officer of the Company in March 2002. Prior to January 2002, Mr. Mitchell held no positions with the Company or its subsidiaries.

(12)	Amount for 2002 for Mr. Mitchell consists of premiums in the amount of $1,978 and $187 paid for basic term life insurance and AD&D insurance, respectively, under group life insurance policies.

(13)	Amount for 2002 for Mr. White consists of (i) premiums in the amounts of $1,613 and $153 paid for basic term life insurance and AD&D insurance, respectively, under group life insurance policies and (ii) $45,159 gross-up for relocation expenses.

(14)	Mr. Evans joined the Company as Chairman of the Board of Directors and Chief Executive Officer and was named an executive officer of the Company in April 1999. He retired from employment with the Company on July 31, 2002.

(15)	Amount for 2002 for Mr. Evans consists of (i) premiums in the amount of $3,352 and $282 paid for basic term life insurance and AD&D insurance, respectively, under group life insurance policies, (ii) tax gross-ups of $50,608, (iii) perquisite allowance of $30,000, (iv) medical reimbursement of $17,253, and (v) a $5,500,000 payment, $650,000 in consultancy fees paid in 2002 and $246,937 in his SRP account as of December 31, 2002, pursuant to his Separation and Consultancy Agreement of July 2002. See “Employment Agreements”.

(16)	Mr. Lattemann joined the Company as President and Managing Director European operations in February 2002 and became an executive officer of the Company in March 2002. Mr. Lattemann’s employment was terminated in August 2002.

(17)	In US dollars based upon exchange rate of 1 Euro = $1.0483 as of December 31, 2002.

Option Grants in Last Fiscal Year

      Shown below is information on grants of new stock options made during the fiscal year ended December 31, 2002 to the Named Executive Officers.

	Individual Grants

	Number of
	Securities	% of Total Options
	Underlying Options	Granted to	Exercise Price	Expiration	Grant Date Present
Name	Granted	Employees in 2002	($/sh)	Date	Value($)(1)

Jerry L. Mosingo	440,000	8.52%	$10.00	1/15/2012	2,961,200
J. Michael Stepp	440,000	8.52%	$10.00	1/15/2012	2,961,200
Millard L. King, Jr.	376,321	7.28%	$10.00	1/15/2012	2,532,640
Michael A. Mitchell	360,000	6.975%	$10.00	1/15/2012	2,422,800
Reed A. White	101,290	1.96%	$10.00	1/15/2012	681,682
Thomas E. Evans	1,196,000 (2)	23.15%	$10.00	1/15/2012	8,049,080
Bernd Lattemann	200,000 (2)	3.87%	$10.00	1/15/2012	1,346,000

(1)	Option values reflect Black-Scholes model output for options. The assumptions used in the model were expected volatility of 71.88%, risk-free rate of return of 4.72%, dividend yield of 0% and expected life of six years.

(2)	2002 option grants were forfeited in conjunction with the retirement of Mr. Evans and the termination of employment of Mr. Lattemann in 2002.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year End Option Values

      Shown below is information with respect to the exercise of stock options during the last fiscal year and the year-end value of unexercised options to purchase Common Stock granted to the Named Executive Officers and held by them as of December 31, 2002.

					Value of Unexercised
			Number of Unexercised		In-the-Money Options at
	Shares		Options at Fiscal Year-End		Fiscal Year-End($)(1)
	Acquired on	Value
Name	Exercise(#)	Realized($)	Exercisable	Unexercisable	Exercisable	Unexercisable

Jerry L. Mosingo	0	0	0	440,000	0	0
J. Michael Stepp	0	0	0	440,000	0	0
Millard L. King, Jr.	0	0	21,679	376,321	0	0
Michael A. Mitchell	0	0	0	360,000	0	0
Reed A. White	0	0	46,044	103,956	0	0
Thomas E. Evans	0	0	504,000	0	0	0
Bernd Lattemann	0	0	0	0	0	0

(1)	No options were in the money at fiscal year-end because the exercise price of such options exceeded the closing price of the Common Stock on the New York Stock Exchange on December 31, 2002.

2002 Option Cancellation/ Repricing Program

      On June 11, 2002, we cancelled 854,002 outstanding, variously priced options which had been granted at the fair market value of our Common Stock on the date of each grant, and replaced them with options exercisable at $10.00 per share. We “repriced” these options in an effort to continue their effectiveness as a component of our overall compensation strategy. Until then, we had never repriced outstanding options or stock appreciation rights (“SARs”) since becoming a public company in 1994. However, on March 24, 2003, we conducted a 2003 option cancellation and repricing program at $8.00 per share, which will be more fully disclosed in the proxy statement for the 2004 annual stockholders meeting. The following table provides additional details regarding the 2002 repricing of options for each person who was an executive officer of the

Company on June 11, 2002, or who has since become an executive officer and had options repriced on June 11, 2002.

10-Year Option/ SAR Repricing Table

						Length of
						Original
		Number of	Market			Option
		Securities	Price of	Exercise		Term
		Underlying	Stock at	Price at		Remaining
		Options/SARs	Time of	Time of	New	at Date of
		Repriced or	Repricing or	Repricing or	Exercise	Repricing or
		Amended	Amendment	Amendment	Price	Amendment
Name	Date	(#)(1)	($)(2)	($)(1)(3)	($)(2)	(4)

Gerald E. Jones	06/11/02	6,000	9.50	21.88	10.00	07/05/05
Executive Vice President		2,000		13.28		03/22/10
Global Manufacturing
Operations, Fabrics
Millard L. King, Jr.	06/11/02	2,000	9.50	12.50	10.00	01/20/09
Executive Vice President		2,000		14.38		12/01/09
Global Manufacturing		6,000		13.28		03/22/10
Operations, Carpet and Acoustics Systems
L. Gregory Tinnell	06/11/02	4,000	9.50	21.88	10.00	07/05/05
Senior Vice President,		2,000		18.75		02/19/07
Human Resources		6,000		13.28		08/31/09
		8,000		13.28		03/22/10
Reed A. White	06/11/02	13,353	9.50	20.65	10.00	01/28/04
President of Collins &		8,000		13.28		03/22/10
Aikman Dura Convertible Systems
Thomas E. Evans	06/11/02	480,000	9.50	12.50	10.00	04/22/09
Former Executive Officer		24,000		13.28		03/22/10
Jonathan P. Peisner	06/11/02	20,000	9.50	16.09	10.00	08/09/09
Former Executive Officer		16,000		13.91		01/03/10
		8,000		13.28		03/22/10
Ronald T. Lindsay	06/11/02	2,337	9.50	20.65	10.00	01/28/04
Former Executive Officer		16,000		14.22		10/18/09

(1)	These numbers have been adjusted to reflect our 1-2.5 reverse stock split.

(2)	The public offering price of the offering of our Common Stock which occurred on June 10, 2002 was used to establish the exercise price of the replacement options.

(3)	These numbers are the exercise prices of the options cancelled in connection with the grant of replacement options.

(4)	These are the expiration dates of both the cancelled and replacement options on June 11, 2002.

Defined Benefit or Actuarial Plan Disclosure

      C&A Co. Plan. Provided certain eligibility requirements are met, at the end of each calendar month, pay credits are applied to a participant’s account under the Collins & Aikman Corporation Employees’ Pension Account Plan (the “C&A Co. Plan”) based on the participant’s length of credited service and compensation (as defined) during that month. For participants age 50 or older, the monthly pay credit is based on either credited service and compensation or age and compensation, whichever results in the higher amount.

      The following chart sets forth how pay credits are determined under the C&A Co. Plan:

			Percentage of Compensation Used to
Eligibility Requirements			Determine Pay Credits

Years of			Up to 1/3 of the	Over 1/3 of the
Credited Service	-or-	Age	S.S. Wage Base	S.S. Wage Base

Less than 10		Less than 50	2.5%	4.5%
10 - 14		50-54	3.0%	5.5%
15 - 19		55-59	4.0%	6.5%
20 - 24		60-64	5.0%	8.0%
25 or more		65 or more	6.0%	10.0%

      The dollar amounts that result from these percentages are added together and the total is the pay credit for the month.

      In addition, interest credits are applied each month to the account balance. Participants make no contributions to the C&A Co. Plan. Employer contributions are 100% vested after five years of service or at age 65, whichever is earlier, and may vest under certain other circumstances as set forth in the C&A Co. Plan. The estimated annual benefits payable upon retirement at normal retirement age under the C&A Co. Plan for Messrs. Mosingo, Stepp, King, Mitchell and Reed White, assuming they use their account balances to purchase a single life annuity, are $3,786, $10,737, $38,272, $5,330 and $19,703, respectively. Participants in the C&A Co. Plan have the option, however, of receiving the value of their vested account in a lump sum following termination of employment.

      C&A Co. Excess Plan. The excess benefit plan or SRP of Collins & Aikman Corporation works in conjunction with the C&A Co. Plan and provides to the employee any benefit which the C&A Co. Plan would have provided but for certain legal limitations under the Employee Retirement Income Security Act of 1974 and Internal Revenue Service regulations. The pay credits and interest credits are determined as described with respect to the C&A Co. Plan as if no legal limitations existed, and then this plan provides any benefit which is in excess of the benefit provided under the C&A Co. Plan. The estimated annual benefits payable upon retirement at normal retirement age under the SRP for Messrs. Mosingo, Stepp, King, Mitchell and Reed White are $3,188, $18,934, $10,513, $1,537 and $14,455, respectively. The balance in the SRP account of Mr. Evans was $246,937 as of December 31, 2002.

      C&A Co. SRIP. Participation in the Collins & Aikman Corporation Supplemental Retirement Income Plan (the “C&A Co. SRIP”) is solely at the discretion of the Board of Directors of Products and is extended to a select group of key executives. The plan, which may be discontinued on a prospective basis at any time, provides a participating employee with a retirement benefit at or after age 62 or between ages 55 and 61 on an actuarially reduced basis. A target benefit is first calculated for each employee based on Total Annual Compensation (final base salary plus the average of the bonuses paid for the last three fiscal years) and years of service at retirement. The benefit payable from the C&A Co. SRIP is determined as the excess of the target benefit over any pension benefits payable from Social Security and any other retirement plans sponsored by the Company. An employee does not become vested in a benefit until (i) reaching age 55 and completing 10 years of service or (ii) reaching age 62.

      The following table shows, for specified compensation and years of service classifications, the hypothetical annual target benefits under the C&A Co. SRIP for employees retiring at age 65, assuming that the retiring participant elects a single life annuity.

Pension Plan Table

	Years of Service
Total Annual
Compensation	10	15	20	25	30	35

$ 100,000	$42,000	$51,000	$60,000	$60,000	$60,000	$60,000
125,000	52,500	63,750	75,000	75,000	75,000	75,000
150,000	63,000	76,500	90,000	90,000	90,000	90,000
175,000	73,500	89,250	105,000	105,000	105,000	105,000
200,000	84,000	102,000	120,000	120,000	120,000	120,000
225,000	94,500	114,750	135,000	135,000	135,000	135,000
250,000	105,000	127,500	150,000	150,000	150,000	150,000
275,000	115,500	140,250	165,000	165,000	165,000	165,000
300,000	126,000	153,000	180,000	180,000	180,000	180,000
350,000	147,000	178,500	210,000	210,000	210,000	210,000
400,000	168,000	204,000	240,000	240,000	240,000	240,000
450,000	189,000	229,500	270,000	270,000	270,000	270,000
500,000	210,000	255,000	300,000	300,000	300,000	300,000
600,000	252,000	306,000	360,000	360,000	360,000	360,000
700,000	294,000	357,000	420,000	420,000	420,000	420,000
800,000	336,000	408,000	480,000	480,000	480,000	480,000
900,000	378,000	459,000	540,000	540,000	540,000	540,000
1,000,000	420,000	510,000	600,000	600,000	600,000	600,000
1,100,000	462,000	561,000	660,000	660,000	660,000	660,000
1,200,000	504,000	612,000	720,000	720,000	720,000	720,000
1,300,000	546,000	663,000	780,000	780,000	780,000	780,000
1,400,000	588,000	714,000	840,000	840,000	840,000	840,000
1,500,000	630,000	765,000	900,000	900,000	900,000	900,000
1,600,000	672,000	816,000	960,000	960,000	960,000	960,000
1,700,000	714,000	867,000	1,020,000	1,020,000	1,020,000	1,020,000
1,800,000	756,000	918,000	1,080,000	1,080,000	1,080,000	1,080,000
1,900,000	798,000	969,000	1,140,000	1,140,000	1,140,000	1,140,000
2,000,000	840,000	1,020,000	1,200,000	1,200,000	1,200,000	1,200,000
2,100,000	882,000	1,071,000	1,260,000	1,260,000	1,260,000	1,260,000
2,200,000	924,000	1,122,000	1,320,000	1,320,000	1,320,000	1,320,000
2,300,000	966,000	1,173,000	1,380,000	1,380,000	1,380,000	1,380,000
2,400,000	1,008,000	1,224,000	1,440,000	1,440,000	1,440,000	1,440,000
$2,500,000	$1,050,000	$1,275,000	$1,500,000	$1,500,000	$1,500,000	$1,500,000

      All the Named Executive Officers except Messrs. Stepp and Lattemann participated in the C&A Co. SRIP in 2002. As of December 31, 2002, Mr. Mosingo has had 1 year of plan service, and at age 65, he will have had an estimated 14 years, 8 months of plan service. As of December 31, 2002, Mr. Mitchell has had 1 year of plan service, and at age 65, he will have had an estimated 6 years, 4 months of plan service. As of December 31, 2002, Mr. King has had 31 years, 9 months of plan service, and at age 65, he will have had an estimated 38 years, 11 months of plan service. As of December 31, 2002, Mr. Reed White has had 17 years,

7 months of plan service, and at age 65, he will have had an estimated 27 years, 6 months of plan service. As of December 31, 2002, Mr. Evans has had 7 years, 8 months of plan service.

Employment Agreements

      Jerry L. Mosingo. In August 2002, Mr. Mosingo became President and Chief Executive Officer of the Company. Effective January 1, 2003, the Company entered into an employment agreement with Mr. Mosingo, under which Mr. Mosingo has agreed to serve as the Company’s President and Chief Executive Officer through December 31, 2006. The agreement automatically renews thereafter for successive one year periods, unless either party gives 90 days advance written notice to the other of its intention not to renew.

      The agreement provides Mr. Mosingo with an annual base salary at the rate of $750,000, subject to annual review by the Board or Compensation Committee. Mr. Mosingo’s annual target bonus is 100% of base salary. Either party may terminate the agreement without cause at any time. If the Company terminates the agreement without cause, the Company must provide Mr. Mosingo a severance benefit consisting of 24 months of base salary continuation, continuation of certain employee benefit plans, a prorated bonus for the year in which termination occurs (based on the average bonus paid over the preceding three years), and immediate vesting of all outstanding unvested stock options and restricted stock awards. Mr. Mosingo would be entitled to the same severance benefits if he terminates his employment due to a constructive termination. If Mr. Mosingo voluntarily terminates his employment, no severance benefits are provided. The agreement contains several customary covenants, including noncompetition, nonsolicitation and confidentiality covenants.

      In a separate letter agreement, the Company and Mr. Mosingo agreed that 75% of his annual bonus, if any, will be paid in cash with the remaining 25% paid in restricted shares, subject to a three-year vesting schedule, in anticipation of the Company’s adoption of a restricted stock program. The number of restricted shares awarded will be determined by dividing the cash equivalent of 25% of the annual bonus by the average closing price per share of the Company’s Common Stock over the 30 trading days preceding the date of the award. The Company also agreed to grant a nonqualified stock option to Mr. Mosingo for 210,000 shares with an exercise price of $8.00 per share, under the Collins & Aikman 2002 Employee Stock Option Plan. Mr. Mosingo agreed to a lock-up provision under which he cannot sell more than 250,000 shares of the Company’s Common Stock acquired by exercise of a stock option or restricted stock award without prior approval of the Compensation Committee. This restriction expires twelve months following a termination of employment without cause or a constructive termination. Mr. Mosingo is also credited with five years of vesting credit as of January 1, 2002, toward his retirement under the C&A Co. SRIP, with full vesting in the event of a termination without cause.

      Millard L. King, Jr. In November of 2001, Products entered into an employment agreement with Mr. King for a period of three years subject to the terms and conditions of the agreement. The agreement provides for an initial base salary of $250,000 per year. Mr. King’s target bonus under the annual executive incentive compensation plan is set at 40% of his base salary. The agreement provides for employee benefits and such other fringe benefits as are available to executives of the Company, including a perquisite allowance of $20,000 grossed up for income taxes. This allowance shall be used for the lease/ purchase of a company automobile, automobile insurance and maintenance, country club dues, financial planning or income tax preparation. In the event Mr. King’s employment is terminated by Products without cause or by Mr. King due to “constructive termination” prior to the expiration of the term of the agreement, Mr. King shall receive his base salary for 24 months based on the rate in effect immediately preceding the termination date, an amount equal to his standard annual bonus and continued participation in the benefit plans, programs and arrangements during the severance period. The salary continuation is to be paid in accordance with the Company’s normal pay practice and the bonus would be payable in a lump sum upon the expiration of the severance period. In such event, all outstanding stock options will immediately vest and remain exercisable for a period of 90 days after termination or the original expiration date of said options.

      Michael A. Mitchell. In December 2001, Products entered into an employment agreement with Mr. Mitchell for a period of three years, subject to the terms and conditions of the agreement. The agreement provides for an initial base salary of $300,000 per year. Mr. Mitchell’s target bonus under the annual executive incentive compensation plan is set at 50% of his base salary. The agreement provides for employee benefits and such other fringe benefits as are available to executives of the Company, including a perquisite allowance in the amount of $30,000 grossed up for income taxes. This allowance shall be used for the lease/purchase of a company automobile, automobile insurance and maintenance, country club dues, financial planning or income tax preparation. In the event Mr. Mitchell’s employment is terminated by Products without cause or by Mr. Mitchell due to “constructive termination” prior to the expiration of the term of the agreement, Mr. Mitchell shall receive base salary for 24 months based on the rate in effect immediately preceding the termination date, an amount equal to his standard annual bonus and continued participation in the benefit plans, programs and arrangements during the severance period. The salary continuation is to be paid in accordance with the Company’s normal pay practice and the bonus would be payable in a lump sum upon the expiration of the severance period. In such event, all outstanding stock options will immediately vest and remain exercisable for a period of 90 days after termination or the original expiration date of said options.

      Change of Control Agreement with Reed A. White. The Company has entered into letter agreement with Mr. White which provides for certain benefits if, during the period commencing three months prior to a Change in Control (as defined) of the Company and ending one year thereafter (or 45 days after notice of intent to constructively terminate employment, if later) (a “Change in Control Period”), (i) the executive’s employment is involuntarily terminated other than for cause or (ii) there is a constructive termination of the executive’s employment (which is a termination by the executive due to involuntary relocation, a material reduction in the executive’s total compensation and benefits package or a significant reduction in the executive’s responsibilities, position or authority). The benefits payable in a lump sum to the executive in such an event are as follows: (a) the executive’s base salary through the date of termination; (b) a pro rata bonus equal to the executive’s target bonus immediately preceding the Change in Control Period multiplied by a fraction, the numerator of which is the number of months in the year prior to termination and the denominator of which is twelve; (c) twenty-four months of base salary; and (d) two times the executive’s target annual bonus in effect immediately preceding the Change in Control Period. The Company shall also (w) offer the executive an opportunity to purchase his Company automobile at its net book value, (x) deem the executive to continue as an employee of the Company for two years following termination for purposes of eligibility and vesting (but not benefit accrual) under retirement plans, (y) allow the executive to continue to participate in welfare benefit plans for two years (or until new employment) and (z) reimburse the executive for costs of continued coverage for the executive and his dependents under the Company’s group health plans at the end of the welfare benefit continuation period described in (y). The letter agreement provides that any such benefits to an executive which constitute “Parachute Payments” under Section 280G of the U.S. Internal Revenue Code of 1986 (the “Code”) may be reduced so that the Company shall not be caused to have paid an “Excess Parachute Payment” under Section 280G of the Code. In addition, any lump sum payment shall be reduced by the amount of cash severance or salary continuation benefits paid to the executive under any other plan or policy of the Company or a written employment agreement between the Company (or one of its affiliates) and the executive.

      Reed A. White. In December 2000, Products entered into an employment agreement with Mr. White for a period of three years ending November 30, 2003, subject to the terms and conditions of the agreement. The agreement provides for an initial base salary of $250,000 per year. Mr. White’s target bonus under the annual executive incentive compensation plan is set at 40% of his base salary. The agreement provides for employee benefits and such other fringe benefits as are available to executives of the Company including a perquisite allowance of $20,000 (plus a gross-up for income taxes) to be used for the lease/purchase of an automobile, associated automobile insurance, club memberships and financial planning. In the event Mr. White’s employment is terminated by Products without cause or by Mr. White due to “constructive termination” prior to the expiration of the term of the agreement, Mr. White shall receive 24 months base salary and a standard bonus payment. In such event, all outstanding stock options will immediately vest and remain exercisable for a period of 90 days after termination.

      Thomas E. Evans. In July 2002, Mr. Evans entered into an agreement with Products whereby he retired from the Company effective July 31, 2002. Pursuant to the agreement, Mr. Evans received a cash payment of $5,500,000 in the following month. The Company agreed to pay Mr. Evans a quarterly fee of $325,000 during the two year consulting period with the payments beginning September 30, 2002. Mr. Evans also is entitled to retain options to purchase 504,000 shares of Common Stock with an exercise price of $10 per share that remain exercisable until July 31, 2004. No rights were granted with respect to those shares granted from the 2002 Plan.

      Under the agreement, Mr. Evans retained secretarial support for 90 days following his retirement date. The perquisite allowance of $30,000 per year grossed up for income taxes will stay in effect for the consulting period. Mr. Evans will continue to receive, at the Company’s expense, medical and dental benefits substantially the same as those provided before his retirement date for the consulting period, together with limited use of a Company airplane. Under the agreement, Mr. Evans has been vested under the SRP. Previously vested under the C&A Co. SRIP, Mr. Evans will continue to receive service credit during the consulting period under the C&A Co. SRIP.

      Bernd Lattemann. In February 2002, Mr. Lattemann entered into an agreement with Collins & Aikman Products GmbH for an undefined period, subject to the terms and conditions of the agreement. The agreement provided for an initial base salary of 1,000,000 Euros per year. Mr. Lattemann had a guaranteed bonus of 400,000 Euros for the first 12 months of service. Thereafter, the target bonus under the annual executive incentive compensation plan was set at 40% of his base salary. The agreement provided for employee benefits and such other fringe benefits as were available to executives of the Company including a company-owned car for business and private use with all costs borne by the Company. Mr. Lattemann’s employment was terminated in August 2002, the terms of which are still under discussion.

Performance Graph

      The following graph compares the percentage change in the cumulative total stockholder return on the Company’s Common Stock during the period beginning on December 26, 1997 and ending on December 31, 2002 with the cumulative total return of a new peer group, an old peer group and the Standard & Poor’s 500 composite index. In constructing our new peer group index, we reevaluated the composition of our old peer group index and made various additions and deletions based on the primary product focus and/or investor base of each included company. For example, Eaton Corporation was eliminated because it is a multi-industry conglomerate, and Magna International Inc. was replaced by its spin-off, Intier Automotive, an automotive interior supplier. Superior Industries was also eliminated and several new companies were added for similar reasons.

5-YEAR CUMULATIVE TOTAL RETURN

AMONG COLLINS & AIKMAN CORPORATION,
S&P 500 INDEX AND PEER GROUP INDICES

Company/Market/Index	12/26/97	12/24/98	12/29/99	12/29/00	12/31/01	12/31/02
Collins & Aikman Corporation(1)	100	57.97	75.62	55.08	101.27	23.41
New Peer Group(2)	100	102.13	86.57	66.06	90.69	72.54
Old Peer Group(3)	100	95.75	85.20	78.63	104.23	101.37
S&P 500 Index(4)	100	128.58	155.64	141.46	124.65	97.10

Notes to Table

(1)	Collins & Aikman Corporation.*

(2)	The new peer group consists of the following companies: American Axle & Manufacturing, Arvinmeritor Inc., Borg Warner Inc., Dana Corporation, Delphi Corporation, Dura Automotive Systems, Intier Automotive, Johnson Controls, Inc., Lear Corporation, Tower Automotive Inc. and Visteon Corporation.*

(3)	The old peer group consists of the following companies: Arvinmeritor Inc., Borg Warner Inc., Dana Corporation, Eaton Corporation, Johnson Controls, Inc., Lear Corporation, Magna International Inc. and Superior Industries International.*

(4)	S&P 500 — Standard & Poor’s 500 Total Return Index.*

*	As compiled by Media General Financial Services of Richmond, Virginia.

Compensation of Directors

      Under the 1994 Directors Plan, each non-employee director of the Company who is not affiliated with a major stockholder, and was not affiliated with a major stockholder at the time of his or her election to the Board of Directors, received an annual automatic grant of ten-year options for 4,000 shares of Common Stock (since reverse split of Common Stock) each November. The options have a per share exercise price equal to $10.00 and are exercisable six months and one day after the date of grant. Any options not exercisable prior to a termination of the directorship are canceled. Such non-employee directors may be granted options on the same schedule pursuant to the 2002 Plan. Effective September 12, 2002, members of the Audit Committee additionally receive $5,000 per meeting of the Committee. Currently, only Messrs. Clark, Rudman, Dauch and Cohen are eligible to receive future grants under the 2002 Plan. Each such director also receives a fee of $80,000 per year, payable quarterly.

Compensation Committee Interlocks and Insider Participation

      From April 10, 2001 to March 15, 2002, the Compensation Committee was composed of Messrs. Stockman, Tredwell and Stephen V. O’Connell. Since April 1, 2002, the Compensation Committee has been composed of Messrs. Stockman, Tredwell and Cohen. None of Messrs., Stockman, O’Connell, Cohen or Tredwell is or has been an employee of the Company or any of its subsidiaries, including Products, or is or has been separately compensated for serving as an officer of the Company or any of its subsidiaries, including Products. See “Compensation Committee Report on Executive Compensation.” None of the executive officers who are separately compensated for serving as executive officers (or who received options) serve on the Compensation Committee.

      Mr. O’Connell, who resigned as a director on March 15, 2002, is a managing director of Wasserstein & Co., LP, which is affiliated with Wasserstein Management and which was formerly affiliated with WP Group. Messrs. Stockman and Tredwell are senior managing directors of Heartland. See “Security Ownership of Management and Principal Stockholders” and “Certain Relationships and Related Transactions — Certain Relationships.” Mr. Cohen is Counsel at the Canadian law firm of Cassels Brock and Blackwell.

Section 16(a) Beneficial Ownership Reporting Compliance

      Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s officers and directors, and persons who own more than ten percent of a registered class of the Company’s equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission (the “SEC”). Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) reports they file. Based solely on review of the copies of such reports furnished to the Company during or with respect to fiscal 2002, or written representations that no Forms 5 were required, the Company believes that during the fiscal year ended December 31, 2002, all persons subject to the Section 16(a) filing requirements filed the required reports on a timely basis.

PROPOSAL II

APPROVAL OF AN AMENDMENT TO THE 2002 EMPLOYEE STOCK OPTION PLAN

      The Compensation Committee of the Company and the Board of Directors of the Company have approved the submission of the First Amendment (the “Amendment”) to the Company’s 2002 Employee Stock Option Plan (the “2002 Plan”) for approval at the 2003 Annual Meeting of Stockholders of the

Company. The following summary of the 2002 Plan as amended, is qualified in its entirety by express reference thereto. The Amendment is attached as Appendix A to this Proxy Statement.

      The Amendment amends the 2002 Plan to allow the Company to issue grants of restricted stock, unrestricted stock and stock appreciation rights to key employees and executive consultants of the Company and its subsidiaries and non-employee directors of the Company. The purpose of the 2002 Plan, as amended by the Amendment, remains to provide key employees and executive consultants of the Company and its subsidiaries and non-employee directors of the Company with an increased incentive to make contributions to the long-term performance and growth of the Company, to join the interests of key employees, executive consultants and non-employee directors with the interests of stockholders of the Company and to facilitate attracting and retaining key employees, executive consultants and non-employee directors of the Company.

      The vote required for approval of Proposal II is the affirmative vote of the holders of a majority of the total number of votes cast on the proposal at the annual meeting of stockholders. Abstentions, withheld votes and broker non-votes will not be deemed affirmative or negative votes in determining approval of this proposal, but will be counted in determining the number of shares of Common Stock present or represented by proxy in determining whether a quorum is present. The Board has approved the Amendment subject to stockholder approval.

Equity Compensation Plan Information

      The following table indicates as of December 31, 2002, for each of our existing equity compensation plans under which any of our equity securities are authorized for issuance (including the 2002 Plan), the number of shares of our Common Stock issuable upon the exercise of outstanding options, the weighted average exercise price of such options and the number of additional shares of our Common Stock still authorized for issuance under such plans. We have no individual compensation arrangements under which any of our equity securities are authorized for issuance apart from these plans, and none of our subsidiaries or affiliates have any such plans or arrangements pursuant to which any of our equity securities are authorized for issuance. All of our existing equity compensation plans have been approved by our stockholders, and Proposal II does not seek an increase in the number of shares of Common Stock issuable under the 2002 Plan.

			Number of Securities
	Number of Securities		Remaining Available for
	to be Issued	Weighted-Average	Future Issuance Under
	Upon Exercise of	Exercise Price of	Equity Compensation Plans
	Outstanding Options,	Outstanding Options,	(Excluding Securities
	Warrants and Rights	Warrants and Rights($)	Reflected in Column(a))

	(a)	(b)	(c)
Equity compensation plans approved by security holders:
1993 Plan	82,610	9.98	182,944
1994 Directors Plan	64,000	17.10	0
1994 Plan	787,939	10.07	627,085
2002 Plan	3,488,699	10.00	3,111,301 (1)
Equity compensation plans not approved by security holders:
N/A
Total	4,423,248	10.12	3,921,330

(1)	These securities may be issued in the form of options to purchase Common Stock, and under the 2002 Plan as proposed to be amended by Proposal II, also in the form of restricted stock, unrestricted stock and stock appreciation rights.

Summary of the Principal Terms and Conditions of the 2002 Plan as Amended

Shares Subject to Options, Restricted Stock and Stock Appreciation Rights

      The 2002 Plan was approved at the 2002 Annual Meeting of Stockholders of the Company and authorizes the issuance of up to 6,600,000 of Common Stock, upon the exercise of incentive stock options (“ISOs”) and nonqualified stock options (“NQSOs”) granted to key employees, and NQSOs granted to executive consultants and non-employee directors of the Company under the 2002 Plan. The Amendment does not expand the number of shares authorized to be issued under the 2002 Plan. However, the Amendment provides the Compensation Committee with the authority to issue some or all of the available authorized shares to key employees, executive consultants and non-employee directors of the Company in the form of restricted stock and Stock Appreciation Rights (“SARs”). Unless the 2002 Plan has terminated, shares covered by the unexercised portion of canceled, expired or otherwise terminated options, grants of restricted stock or SARs under the 2002 Plan would be available for additional grants. The shares of Common Stock authorized for the 2002 Plan will continue to be subject to adjustment in the case of any stock dividend, stock split, combination of shares, recapitalization or reorganization, partial or complete liquidation, issuance of rights or warrants to purchase securities or any other corporate transaction or event having an effect similar to the forgoing. Key employees are those active executive officers or other valuable employees of the Company that are selected by the Compensation Committee to participate in the 2002 Plan. Executive consultants are those executive-level consultants of the Company who are selected by the Compensation Committee to participate in the 2002 Plan. Non-United States employees may participate in the 2002 Plan, and modifications may be made to the terms and conditions of awards made under the 2002 Plan to comply with local laws. No ISOs may be granted under the 2002 Plan after March 28, 2012.

Options

      In the case of ISOs, the exercise price of an option may not be less than 100% of the fair market value of a share of Common Stock at the time of grant (or 110% of such fair market value if the grantee owns more than 10% of the shares of Common Stock outstanding at the time of grant (a “Ten Percent Shareholder”)). NQSOs issued pursuant to the 2002 Plan will be exercisable at such price as may be fixed by the Compensation Committee, which may be less than the fair market value of the Common Stock at the time of grant. No more than 2,000,000 shares of Common Stock may be subject to options (or restricted stock or SARs) granted to any employee, executive consultant or non-employee director under the 2002 Plan in any calendar year, with any unused portion thereof carried forward. Shares purchased pursuant to the exercise of options must be paid for at the time of exercise as follows: (i) in cash or by check, bank draft or money order; (ii) if the shares are traded on a national securities exchange, through the delivery of instructions to a broker to deliver the purchase price; or (iii) on other terms acceptable to the Compensation Committee (which may include payment by transfer of shares of Common Stock owned by the participant for at least six months or the surrender of options). For 2002, no ISOs were issued to key employees of the Company and 5,182,929 NQSOs were issued to key employees, executive consultants and non-employee directors of the Company at an exercise price of $10 per share.

      The Compensation Committee selects the optionees and sets the number of shares, the exercise price and the schedule of exercisability with regard to each option grant, subject to acceleration in the event of a Change in Control of the Company (as defined in the 2002 Plan). No option may be exercisable after the expiration of ten years from the date of its grant (or five years, in the case of ISOs granted to a Ten Percent Shareholder), unless otherwise conditioned. No ISOs may be transferred, assigned, pledged or hypothecated in any way except by will or under applicable laws of descent and distribution. NQSOs may be transferred to any family member (as defined in the 2002 Plan) of the participant for or without consideration.

     Restricted Stock

      In the case of grants of restricted stock, the Committee may award up to 2,000,000 shares of Common Stock (less the number of shares covered by option or SAR grants to the individual in the same year) to any employee, executive consultant or non-employee director of the Company in any calendar year, with any unused portion thereof carried forward. Awards of restricted stock can be sold for consideration or given to such participant, at the discretion of the Compensation Committee. Restricted stock shall mean shares of Common Stock of the Company subject, or at the discretion of the Compensation Committee, not subject to forfeiture and/or other restrictions on transferability until the completion of a stated vesting period, the attainment of stated performance goals established by the Compensation Committee, or the occurrence of certain designated events identified by the Compensation Committee. Generally, a participant receiving a grant of restricted stock will enjoy all of the rights of ownership of such Common Stock such as voting and the right to receive distributions and dividends while the restrictions are in place. However, the Compensation Committee may elect to withhold distributions and dividends until the restrictions lapse. In addition, the Compensation Committee has the discretion under the 2002 Plan to impose such other conditions, terms and restrictions as it determines are appropriate in its sole discretion, including the waiver of any rights which a participant may have.

     Stock Appreciation Rights

      The Compensation Committee may also award up to 2,000,000 grants of SARs (less the number of shares covered by options or restricted stock grants to such individual in the same year) to any key employee, executive consultant or non-employee director of the Company in any calendar year, with any unused portion carried over to the next calendar year. A SAR is similar in many respects to a NQSO in that it provides the recipient with the right to any appreciation in the value of a hypothetical share of Common Stock from the value of such share at the time of grant until the date such SAR is exercised. The Compensation Committee has the right to designate the conditions for each participant under which the SAR first becomes exercisable following its grant. The Committee also has the discretion to elect to pay off the value of the appreciation in the exercised SAR upon exercise by the participant in cash and/or shares of Common Stock.

     Other Principal Terms and Conditions of the 2002 Plan as Amended

      In consideration of the grant of options, restricted stock or SARs, each employee is required to agree not to engage, without the written consent of the Compensation Committee, in any Competitive Activity (as defined in the 2002 Plan) during the participant’s employment by the Company, and in the event any options, restricted stock or SARs vest, for a period of one year following termination of employment. Options that were exercisable upon a participant’s termination of service other than for cause remain exercisable following such termination for a period of: (i) one year, in the case of death or disability, (ii) 90 days, in the case of retirement or termination other than for cause and (iii) in all other instances, 30 days following such termination, in each case subject to extension by the Compensation Committee. Options that were exercisable upon a participant’s termination of service for cause are cancelled upon such termination. Except as otherwise determined by the Compensation Committee, options and SARs that were not exercisable at the time of a participant’s termination of service by the Company shall automatically be cancelled upon such termination. Restricted stock that was not vested at the time of termination shall revert to the Company, unless otherwise determined by the Compensation Committee. Options, restricted stock and SARs that are held by a participant will automatically vest upon a Change in Control as described in the 2002 Plan or the award agreement entered into between the Compensation Committee and the participant receiving the award. The Compensation Committee has the discretion under the 2002 Plan to impose in a participant’s option, restricted stock or SAR award agreement such other conditions, limitations and restrictions as it determines are appropriate in its sole discretion, including the waiver of any rights that a participant may have.

      The 2002 Plan provides for the Compensation Committee to have the right to make appropriate adjustments in the number and kind of securities receivable upon a grant of restricted stock or the exercise of options or SARs or the exercise price of an option or SAR in the event of a stock split, stock dividend, merger, consolidation, reorganization, spin off, partial or complete liquidation or other similar changes in the capital structure or other corporate transactions. The 2002 Plan also gives the Compensation Committee the option to terminate all outstanding options and SARs effective upon the consummation of a merger or consolidation in which the Company is not the surviving entity or of any other transaction that results in the acquisition of substantially all of the Company’s outstanding Common Stock by a single person or entity or by a group of persons and/or entities acting in concert, or upon the consummation of the sale or transfer of substantially all of the Company’s assets (any such event an “Acquisition Event”), subject to the right of participants, if such termination right is exercised, to exercise all outstanding options and SARs prior to the effective date of the Acquisition Event.

      The Compensation Committee may modify, extend or assume outstanding options or SARs or may accept the cancellation of outstanding options or SARs (whether granted by the Company under the 2002 Plan or another plan or by another issuer) in return for the grant of new options or SARs for the same or a different number of shares and at the same or a different purchase price. In addition, the Compensation Committee may place certain conditions on the shares upon exercise of an option.

      As of the date of this Proxy Statement, approximately 775 key employees, no executive consultants and 4 non-employee directors are currently eligible to participate in the 2002 Plan.

      Persons deemed to be affiliates of the Company, i.e., persons who directly or indirectly through one or more intermediaries, control, are controlled by, or are under common control with, the Company, must resell securities acquired under the 2002 Plan pursuant to a registration statement under the Securities Act of 1933, as amended, and the rules and regulations thereunder (the “Securities Act”), Rule 144 under the Securities Act or another applicable exemption under the Securities Act, if any.

      The Company is the issuer of the securities offered pursuant to the 2002 Plan. The shares of Common Stock of the Company issuable upon exercise of options or SARs or upon a grant of restricted stock under the 2002 Plan may be either authorized and unissued or reacquired shares of Common Stock of the Company. The 2002 Plan is not subject to any provisions of the Employee Retirement Income Security Act of 1974 and is not qualified under Section 401(a) of the Code.

     Amendment or Termination of the 2002 Plan

      The Compensation Committee may terminate or amend the 2002 Plan, or amend any option, restricted stock or SARs granted under the 2002 Plan, at any time, provided that no such termination or amendment may materially impair a participant’s rights under any award previously granted under the 2002 Plan without the consent of such participant.

     Federal Income Tax Consequences

      The rules governing the tax treatment of options and shares acquired upon the grant of restricted stock or exercise of options or SARs are quite technical. Therefore, the description of federal income tax consequences set forth below is necessarily general in nature and does not purport to be complete. Moreover, statutory provisions are subject to change, as are their interpretations, and their application may vary in individual circumstances. Finally, the tax consequences under applicable state and local income tax laws may not be the same as under the federal income tax laws.

      Under federal income tax law as currently in effect, neither ISOs nor NQSOs, restricted stock or SARs require a participant to recognize income at the time of grant. Upon the exercise of a NQSO or SAR, the participant will recognize ordinary income in an amount equal to the excess of the fair market value of the Common Stock and/or cash (for SARs) received over the aggregate exercise price paid, if any. Subsequent appreciation or decline in the value of any shares issued to the participant will generally be treated as capital gain or loss on the sale or other disposition of the shares. With respect to an ISO, no income is recognized by the participant in connection with the exercise, although the excess of the fair market value of the Common Stock at exercise over the aggregate exercise price results in alternative minimum income which is used in determining alternative minimum tax liability of the participant. The participant will be subject to taxation at the time shares acquired upon the exercise of an ISO are sold or otherwise disposed of. If the sale occurs at least two years after the date the ISO was granted and at least one year after the date it was exercised, the participant generally will recognize long-term capital gain or loss in an amount equal to the excess of the proceeds of the sale over the aggregate exercise price of the shares sold. If the participant disposes of such shares within two years of the date the ISO was granted or within one year of receipt of the shares pursuant to the exercise of the ISO, the participant will recognize ordinary income, in an amount equal to the excess of the fair market value of the shares on the date of the exercise over the exercise price or the gain on disposition, if lower. The excess, if any, of the amount realized upon disposition of such shares over the fair market value of the shares on the date of exercise will be long- or short-term capital gain, depending upon the holding period of the shares, providing the participant holds the shares as a capital asset at the time of disposition. If such disposition of the shares by the participant within two years of the date of grant of the ISO or one year of its exercise is a sale or exchange with respect to which a loss (if sustained) would be recognized by the participant then the amount which is includable in the gross income of the participant shall not exceed the excess (if any) of the amount realized on the sale or exchange over the adjusted basis of such shares.

      With respect to restricted stock, the participant will become subject to taxation, at ordinary income tax rates, on the difference between the fair market value of such shares as of the transfer date over the amount, if any, paid for such stock. For these purposes, the transfer date shall mean the date the restricted stock is no longer subject to a substantial risk of forfeiture or becomes transferable. Generally, this means that the recipient becomes subject to taxation when the vesting requirements are attained. However, a participant may elect to be treated under Internal Revenue Code Section 83(b). Section 83(b) elections must be made within 30 days of the date the restricted stock is granted. A Section 83(b) election is an election to disregard the potential risk of forfeiture and to be taxed on the fair market value of such shares as of the date of grant, minus any amounts paid for such shares. The risk of making Section 83(b) elections is in the event the restrictions never lapse (e.g. the participant never becomes vested) or the underlying shares lose value, the participant will have already paid the taxes and may not be entitled to a loss for the additional taxes paid.

      Generally, subject to Section 162(m) of the Code as discussed below, the Company will become entitled to a deduction at the same time, and for the same amount, as the participant becomes subject to taxation. However, with respect to options, the Company’s tax consequences will also depend upon whether an option is an ISO or a NQSO. In the case of a NQSO, the Company will generally be entitled, subject to the possible application of Sections 162(m) discussed below, to a deduction in connection with the participant’s exercise in an amount equal to the income recognized by the participant. If the option is an ISO, however, the Company will not be entitled to a deduction if the participant satisfies holding period requirements and recognizes capital gain. If those requirements are not satisfied, the Company will generally be entitled to a deduction corresponding to the ordinary income recognized by the participant, subject to the possible application of Section 162(m) of the Code as discussed below.

      Section 162(m) of the Code precludes a publicly held corporation from claiming a compensation deduction for compensation in excess of $1 million paid to the chief executive officer or any of the four most highly compensated executive officers other than the chief executive required to be shown in the Summary Compensation Table. This limitation does not apply, however, to “qualified performance-based compensation.” Because the Compensation Committee members are affiliated with the Company’s principal stockholders and those stockholders have reportable related party transactions with the Company, compensation from the exercise of options or SARs may not qualify as “qualified performance-based compensation” for purposes of Section 162(m) of the Code.

      Management recommends a vote FOR Proposal II.

STOCKHOLDER PROPOSALS

      Any stockholder who wishes to submit a proposal for action to be included in the proxy materials for the Company’s 2004 Annual Meeting must submit such proposal so that it is received by the Secretary of the Company not later than December 21, 2003. Proposals must be in writing and sent via registered, certified or express mail. Facsimile or other forms of electronic submissions will not be accepted.

      The federal proxy rules specify what constitutes timely submission for a stockholder proposal to be included in the Proxy Statement. If a stockholder desires to bring business before an annual meeting which is not the subject of a proposal timely submitted for inclusion in the Proxy Statement, the stockholder must follow procedures outlined in the Company’s bylaws. A copy of these bylaw procedures is available upon request from the Secretary of the Company, 250 Stephenson Highway, Troy, Michigan 48083. One of the

procedural requirements in the bylaws is timely notice in writing of the business the stockholder proposes to bring before the annual meeting. Notice must be received not less than 90 days nor more than 120 days prior to the anniversary date of the immediately preceding annual meeting of stockholders (which is between January 15, 2004 and February 14, 2004 for the purposes of the 2004 Annual Meeting); provided, however, that if the annual meeting is called for a date that is not within 30 days before or after such anniversary date, notice by the stockholder in order to be timely must be so received not later than the close of business on the tenth day following the day on which notice of the date of the annual meeting was mailed or public disclosure was made, whichever occurs first. It should be noted that those bylaw procedures govern proper submission of business to be put before an annual meeting and do not preclude discussion by any stockholder of any business properly brought before an annual meeting.

      For a description of the requirements for recommending director candidates for consideration to the Nominating Committee, see “Meetings and Committees of the Board of Directors — Committees of the Board.” If a stockholder wants to nominate a person for election to the Board of Directors other than a director nominated by the Nominating Committee, notice of the proposed nomination must be delivered to or mailed and received by the Secretary of the Company at the address set forth in the previous paragraph by the time periods set forth in the previous paragraph in the case of an annual meeting and, in the case of a special meeting called for the purpose of electing directors, by the close of business on the tenth day following the day on which public disclosure of the date of the special meeting was made. The bylaw provision contains other requirements for notice and a copy thereof is available upon request from the Secretary of the Company.

ANNUAL REPORT

      The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2002, including financial statements and financial statement schedules, is being sent to the stockholders of the Company as a part of the 2002 Annual Report to Stockholders. The Annual Report on Form 10-K (and any of the financial statements contained therein) is not to be considered filed as part of this Proxy Statement or deemed soliciting material.

OTHER MATTERS

      As of the date of mailing this Proxy Statement, the Company has received no notice of any other matters to be brought by a stockholder before the Meeting. Accordingly, no other matters may be brought before the Meeting, unless the Company in its sole discretion waives the advance notice bylaw provision discussed above or unless the matter is incident to the conduct of the Meeting. If the Company in its sole discretion waives the advance notice bylaw provision or there is a matter incident to the conduct of the Meeting and consequently a matter not described in this Proxy Statement properly comes before the Meeting, the persons named in the accompanying proxy will vote the proxy in accordance with their best judgment.

By Order of the Board of Directors,

Jay B. Knoll
Secretary

PLEASE MARK, SIGN AND DATE THE ENCLOSED PROXY CARD AND MAIL IT PROMPTLY. NO POSTAGE STAMP IS NECESSARY IF MAILED IN THE UNITED STATES.

APPENDIX A

FIRST AMENDMENT TO THE
COLLINS & AIKMAN CORPORATION
2002 EMPLOYEE STOCK OPTION PLAN

      WHEREAS, Collins & Aikman Corporation (the “Company”) adopted the Collins & Aikman Corporation 2002 Employee Stock Option Plan (the “Plan”) effective as of March 28, 2002, for the purpose of providing certain Key Employees and Executive Consultants with options to purchase Company Stock; and

      WHEREAS, Section X of the Plan reserves to the Committee the right to amend the Plan; and

      WHEREAS, the Committee has determined that it is in the best interest of the Company to amend the Plan to permit the award of restricted and unrestricted awards of Company Stock and awards of stock appreciation rights;

      NOW, THEREFORE, effective as of this 16th day of May, 2003, subject to the approval of the shareholders of the Company, the Plan shall be amended as follows:

1. Section II(Q) of the Plan, “Participant” shall be replaced with the following:

Q. “Participant” means a Key Employee or Executive Consultant who is granted Options or Share Awards under the Plan which have not expired; provided, that any Executive Consultant shall be a Participant for purposes of the Plan solely with respect to grants of Non-Qualified Stock Options and Share Awards and shall be ineligible for Incentive Stock Options.

2. Section II(S1) of the Plan shall be inserted into the Plan immediately following Section II(S) and shall read as follows:

S1. “Restricted Shares” shall mean Shares of Common Stock granted under the Plan in accordance with Article VI-A.

3. Sections II(U1) and II(U2) shall be inserted in the Plan immediately following Sections II(U) and shall read as follows:

U1. “Share Awards” shall mean awards of Restricted Shares or Stock Appreciation Rights granted under the Plan.

U2. “Stock Appreciation Rights” or “SARs” shall mean awards of stock appreciation rights granted under the Plan in accordance with Article VI-A

4. Section IV(A) of the Plan, Duties of the Committee, shall be amended by adding the following to the end thereof:

The Committee shall also have the authority to award grants of Restricted Shares and Stock Appreciation Rights by means of granting Share Awards under the Plan, to determine the terms, restrictions and price of such Share Awards, to prescribe the form or forms of instruments evidencing Share Awards and any other instruments required under the Plan (which need not be uniform) and to change such forms from time to time; and to make all such other determinations and to take all such steps in connection with the Plan and the Share Awards as the Committee, in its sole discretion, deems necessary or desirable.

5. Section IV(C) of the Plan, Indemnification, shall be amended by replacing the first sentence of such Section with the following:

To the maximum extent permitted by applicable law, no officer of the Company or member or former member of the Committee or of the Board shall be liable for any action or determination made in good faith with respect to the Plan or any Option or Share Award granted under it.

6. Section V(B) of the Plan, Number of Shares, shall be amended by replacing the second sentence of such Section with the following:

B. Number of Shares. Subject to adjustment as provided in this Article V, the maximum aggregate number of Shares that may be issued under the Plan, whether in the form of an Option or Share Award, shall be 6,600,000 (as adjusted following the reverse stock split of Shares approved by shareholders of the Company). If Options or Share Awards granted under this Plan are for any reason canceled, or expire or terminate unexercised, the Shares covered by such Options or Share Awards shall again be available for the grant of Options or Share Awards, subject to the foregoing limit.

7. Section V(C) of the Plan, Adjustments: Recapitalization, etc., shall be amended by adding the following sentence to the end thereof:

The above-described powers and rights granted to the Committee shall also be applicable with respect to any Share Awards granted under the Plan.

8. The following Article shall be inserted into the Plan immediately following Article VI and shall be referred to as Article VI-A:

VI-A Awards and Terms of Share Awards

A. Grant of Restricted Shares. The Committee may grant Restricted Shares to Key Employees and Executive Consultants, provided, that the maximum number of Restricted Shares that may be granted to any Key Employee or Executive Consultant during any calendar year may not exceed 2,000,000 (as adjusted). To the extent that the maximum number of authorized Restricted Shares are not granted in a particular calendar year to a Participant (beginning with the year in which the Participant receives his or her first grant of Share Awards hereunder), such ungranted Restricted Shares for any year shall increase the maximum number of Restricted Shares that may be granted to such Participant in subsequent calendar years during the term of the Plan until used. Each award of Restricted Shares shall be evidenced by a Share award agreement (the “Share Award Agreement”) in such form as the Committee shall approve from time to time.

B. Grant of Stock Appreciation Rights. The Committee may grant Stock Appreciation Rights to Key Employees and Executive Consultants, provided that the maximum number of SARs that may be granted during any calendar year may not exceed 2,000,000 (as adjusted). Each award of SARs shall be evidenced by a Share Award Agreement in the form as the Committee shall approve from time to time.

C. Terms and Restrictions. Any Share Awards shall be subject to terms and restrictions as determined by the Committee, in its sole discretion, and set forth in a Participant’s Share Award Agreement. Shares may be issued at the time of the award of Restricted Shares, subject to forfeiture if the restrictions contained in the Participant’s Share Award Agreement do not lapse, or upon lapse of the restrictions. If Shares are issued at the time of the award of Restricted Shares, at the discretion of the Committee, the Shares may be legended as to sale, transfer, assignment, pledge or other encumbrance during the restricted period; the Participant may be required to pay such consideration therefor as the Committee may specify (which at the election of the Committee may be nothing or nominal); and/or the Participant may be required to deposit the certificates evidencing such Shares with the Company during the period of any restriction thereon and to execute a blank stock power therefor. Except as may otherwise be provided by the Committee, during such period of restriction, the Participant shall have all of the rights of a holder of Shares, including but not limited to the rights to receive dividends or distributions (or amounts equivalent to distribution) if distributions are paid with respect to such Shares, and to vote such Shares to the extent such Shares shall have voting rights. If Shares are issued upon the lapse of restrictions, to the extent not paid out pursuant to the above, the Committee may provide that the Participant will be entitled to receive any amounts per Share pursuant to any dividend or distribution paid by the Company on the Shares to owners of record after the award and prior to the issuance of the Shares.

D. Number of Shares or SARs. The Share Award Agreement shall specify the number of Restricted Shares and/or SARs granted to the Participant, as determined by the Committee in its sole discretion.

E. Vesting. At the time of grant, the Committee shall specify in the Share Award Agreement when and on what terms the Restricted Shares and/or SARs granted shall become vested. In the case of Restricted Shares and/or SARs not immediately vested, the Committee may at any time accelerate the time at which all or any part of the Share Awards become vested and may waive any other restrictions applicable to such Restricted Shares or SARs.

F. Acceleration of Vesting. Unless otherwise provided in the Participant’s Share Award Agreement, Share Awards granted and not previously forfeited shall become fully vested immediately upon a Change of Control (as defined above).

G. Exercise of SARs. Upon the exercise of vested SARs, subject to Section V(c), the Participant shall receive from the Company an amount equal to the excess of the Fair Market Value of one share of Common Stock determined with reference to the date the right is exercised over the Fair Market Value of one share of Common Stock determined with reference to the grant date multiplied by the number of SARs exercised by the Participant. Payment may be made in cash, or Shares of Common Stock or Restricted Stock (the number of Shares of Common Stock or Restricted Stock shall be determined based on their Fair Market Value determined with reference to the date the SAR is exercised), or in a combination of the foregoing, at the discretion of the Committee.

H. Expiration. To the extent that vested SARs have not been exercised, forfeited or surrendered prior to their expiration, the SARs will be exercised automatically effective as of their expiration date.

I. Non-Competition and Other Provisions. In consideration of the grant of Share Awards, by accepting the grant of Share Awards the Participant agrees during employment and, in the event any Share Awards vest, for an additional period ending one year following the date of the Participant’s Termination of Employment, not to engage in any Competitive Activity, except to the extent consented to by the Committee in writing. Each Participant by accepting a grant of Share Awards hereunder acknowledges that the Company or a Related Person will suffer irreparable harm in the event such Participant engages in any Competitive Activity during this period, and agrees that in addition to its remedies at law, the Company and a Related Person shall be entitled to injunctive relief as a consequence of a violation or threatened violation of this covenant. Notwithstanding the foregoing, nothing in this Plan shall prohibit or penalize ownership by a Participant of the shares of a business that is registered under Section 12 of the Act and constitutes, together with all such shares owned by any immediate family member or affiliate of, or person acting in concert with, such Participant, less than 2% of the outstanding registered shares of such business. The Committee will have the discretion to impose in a Participant’s Share Award Agreement such other conditions, limitations and restrictions as it determines are appropriate in its sole discretion, including any waivers of rights which a Participant may have.

9. Section VII(E) shall be added to the Plan and shall read as follows:

E. Forfeiture of Share Awards. Except as otherwise provided in the Participant’s Share Award Agreement, Share Awards that were not vested during the period of employment or consultancy shall thereafter become forfeited upon a Termination of Relationship for any reason or no reason whatsoever, and such Share Awards shall terminate and become null and void upon a Termination of Relationship, unless the Committee determines in its sole discretion that such Share Awards shall be vested.

10. Article VIII of the Plan, Transferability of Options, shall be amended by replacing the first sentence of such Article with the following:

a. Transferability of Options and Share Awards.

Except as provided in this Article VIII or with respect to Share Awards, the applicable Share Award Agreement, each Option and each Share Award granted hereunder shall by its terms not be assignable or transferable other than by will or the laws of descent and distribution and with respect to an Option or SARs, may be exercised, during the Participant’s lifetime, only by the Participant.

11. Articles X, XI, XII and XIII of the Plan shall be replaced in their entirety by the following:

X. Termination, Amendment and Modification.

A. General Amendments.

The Committee may at any time, and from time to time, amend, in whole or in part, any or all of the provisions of the Plan (including any amendment deemed necessary to ensure that the Company may comply with any regulatory requirement referred to in Article XII), or suspend or terminate it, in whole or in part, retroactively or otherwise; provided, however, that, unless otherwise required by law, the rights of a Participant with respect to Options or Share Awards granted prior to such amendment, suspension or termination, may not be materially impaired without the consent of such Participant and, provided, further, without the approval of the stockholders of the Company entitled to vote, no amendment may be made which would require the approval of the stockholders of the Company for listing of the Shares issuable upon exercise of the Options or SARs or granting of any Restricted Shares on the New York Stock Exchange.

B. Option or Share Award Amendments. The Committee may amend the terms of any Option or Share Award granted, prospectively or retroactively, but no such amendment or other action by the Committee shall materially impair the rights of any Participant without the Participant’s consent.

XI. Use of Proceeds.

The proceeds of the sale of Shares subject to Options or Share Awards under the Plan are to be added to the general funds of Company and used for its general corporate purposes as the Board shall determine.

XII. General Provisions

A. Right to Terminate Employment. Neither the adoption of the Plan nor the grant of Options or Share Awards shall impose any obligation on the Company or Related Persons to continue the employment of any Participant, nor shall it impose any obligation on the part of any Participant to remain in the employ of the Company or Related Persons.

B. Purchase for Investment. If the Board or the Committee determines that the law so requires, the holder of an Option or Share Awards granted hereunder shall, upon any grant, exercise or conversion thereof, execute and deliver to the Company a written statement, in form satisfactory to the Company, representing and warranting that such Participant is purchasing or accepting the Shares then acquired for such Participant’s own account and not with a view to the resale or distribution thereof, that any subsequent offer for sale or sale of any such Shares shall be made either pursuant to (i) a Registration Statement on an appropriate form under the Securities Act, which Registration Statement shall have become effective and shall be current with respect to the Shares being offered and sold, or (ii) a specific exemption from the registration requirements of the Securities Act, and that in claiming such exemption the holder will, prior to any offer for sale or sale of such Shares, obtain a favorable written option, satisfactory in form and substance to the Company, from counsel acceptable to the Company as to the availability of such exception.

C. Trusts, etc. Nothing contained in the Plan and no action taken pursuant to the Plan (including, without limitation, the grant of any Option or Share Award thereunder) shall create or be construed to create a trust of any kind, or a fiduciary relationship, between Company and any Participant or the executor, administrator or other personal representative or designated beneficiary of such Participant, or any other persons. Any reserves that may be established by Company in connection with the Plan shall continue to be part of the general funds of Company, and no individual or entity other than Company shall have any interest in such funds until paid to a Participant. If and to the extent that any Participant or such Participant’s executor, administrator or other personal representative, as the case may be, acquires a right to receive any payment from Company pursuant to the Plan, such right shall be no greater than the right of an unsecured general creditor of Company.

D. Notices. Any notice to the Company required by or in respect of this Plan will be addressed to the Company at 250 Stephenson Highway, Troy, MI 48083, Attention: Sr. Vice President, Human Resources, or such other place of business as shall become the Company’s principal executive offices from time to time, or sent to the Company by facsimile to (248) 824-1613, Attention: Sr. Vice President, Human Resources, or to such other facsimile number as the Company shall notify each Participant. Each Participant shall be responsible for furnishing the Committee with the current and proper address for the mailing to such Participant of notices and the delivery to such Participant of agreements, Shares and payments. Any such notice to the Participant will, if the Company has received notice that the Participant is then deceased, be given to the Participant’s executor, administrator or personal representative if such representative has previously informed the Company of his status and address (and has provided such reasonable substantiating information as the Company may request) by written notice under this Section. Any notice required by or in respect of this Plan will be deemed to have been duly given when delivered in person or when dispatched by telegram or, in the case of notice to the Company, by facsimile as described above, or one business day after having been dispatched by a nationally recognized overnight courier service or three business days after having been mailed by United States registered or certified mail, return receipt requested, postage prepaid. The Company assumes no responsibility or obligation to deliver any item mailed to such address that is returned as undeliverable to the addressee and any further mailings will be suspended until the Participant furnishes the proper address.

E. Severability of Provisions. If any provisions of the Plan shall be held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provisions of the Plan, and the Plan shall be construed and enforced as if such provisions had not been included.

F. Payment to Minors, etc. Any benefit payable to or for the benefit of a minor, an incompetent person or other person incapable of receipt thereof shall be deemed paid when paid to such person’s guardian or to the party providing or reasonably appearing to provide for the care of such person, and such payment shall fully discharge the Committee, the Company and their employees, agents and representatives with respect thereto.

G. Headings and Captions. The headings and captions herein are provided for reference and convenience only. They shall not be considered part of the Plan and shall not be employed in the construction of the Plan.

H. Controlling Law. The Plan shall be construed and enforced according to the laws of the State of Delaware.

I. Section 162(m) Deduction Limitation. The Committee at any time may in its sole discretion limit the number of Options that can be exercised or Share Awards that may become vested in any taxable year of the Company, to the extent necessary to prevent the application of

Section 162(m) of the Code (or any similar or successor provision), provided that the Committee may not postpone the earliest date on which Options can be exercised or Share Awards may become vested or exercised beyond the last day of the stated term of such Options or with respect to Share Awards, the later of the last date any portion of such Share Award will become vested or exercisable, or twelve (12) months from the original date such Share Award would have become vested or exercisable.

J. Section 16(b) of the Act. All elections and transactions under the Plan by persons subject to Section 16 of the Exchange Act involving shares of Common Stock are intended to comply with all exemptive conditions under Rule 16b-3. The Committee may establish and adopt written administrative guidelines, designed to facilitate compliance with Section 16(b) of the Act, as it may deem necessary or proper for the administration and operation of the Plan and the transaction of business thereunder.

K. Lock-Up. The Committee may, in its discretion, provide in an agreement evidencing an Option or in a Share Award Agreement granted hereunder for restrictions on transfer of Shares.

XIII. Issuance of Stock Certificates; Legends; Payment of Expenses

A. Stock Certificates. Upon any exercise of an Option and payment of the exercise price as provided in such Option or upon an exercise of SARs in which some portion of the payment will be made in Shares, a certificate or certificates for the Shares shall be issued by Company in the name of the person or persons exercising such Option or SARs and shall be delivered to or upon the order of such person or persons.

B. Legends. Certificates for Shares issued upon exercise of an Option or SARs or upon a grant of Restricted Shares shall bear such legend or legends as the Committee, in its sole discretion, determines to be necessary or appropriate to prevent a violation of, or to perfect an exemption from, the registration requirements of the Securities Act or to implement the provisions of any agreements between Company and the Participant with respect to such Shares.

C. Payment of Expenses. The Company shall pay all issue or transfer taxes with respect to the issuance or transfer of Shares, as well as all fees and expenses necessarily incurred by the Company in connection with such issuance or transfer and with the administration of the Plan.

\/ FOLD AND DETACH HERE \/

PROXY

COLLINS & AIKMAN CORPORATION

     This Proxy is solicited on behalf of the Board of Directors for the Annual Meeting of Stockholders to be held on May 16, 2003 and any adjournment or postponement thereof.

     The undersigned hereby appoints J. Michael Stepp and Jay B. Knoll (the “Agents”) as proxies (each with the power to act alone and to appoint a substitute) and hereby authorizes each of them to represent and to vote, as designated hereon, all the shares of Common Stock, par value $.0.01 per share, of Collins & Aikman Corporation (the “Company”) held of record by the undersigned at the close of business on March 18, 2003 at the Annual Meeting of Stockholders of the Company to be held on May 16, 2003 at 11:00 a.m., Eastern Daylight Savings Time, and at any adjournment or postponement thereof on the proposals referred to below.

     This Proxy, when executed, will be voted in accordance with the specifications hereon. In the absence of such specifications, this Proxy will be voted FOR Proposal I and if any nominee shall be unavailable to serve as a director, this Proxy will be voted for the election of such other person or persons as the Nominating Committee of the Board of Directors or the Company may select, and will be voted FOR Proposal II.

(Continued and to be signed and dated on reverse side)

\/ FOLD AND DETACH HERE \/

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS I AND II.
The undersigned hereby revokes any proxies heretofore given and directs the Agents to vote as follows:

1.	Proposal I: Election of the following nominees as Directors: Charles E. Becker, Robert C. Clark, David A. Stockman and Daniel P. Tredwell.

If you wish to withhold authority to vote for any nominee(s), write his (their) name(s) on the lines below.

2.	Proposal II: A proposal to amend the Company’s 2002 Employee Stock Option Plan.

FOR all nominees (except as indicated)	WITHHOLD AUTHORITY for all nominees
☐	☐

FOR	AGAINST	ABSTAIN
☐	☐	☐

Please mark, sign, date and return this Proxy Card promptly using the enclosed envelope.

In their discretion, the Agents are authorized to vote on any other matters as may properly come before the meeting or any adjournment or postponement thereof.

The undersigned hereby ratifies and confirms all that these Agents may do by virtue hereof and hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and the Proxy Statement.

Dated:                                                                                     , 2003

Signature

Signature if held jointly

Please sign your name(s) exactly as if (they) appear(s) opposite. When shares are held by joint owners, all should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer and indicate title. If a partnership, please sign in partnership name by authorized person and indicate title.

Votes should be indicated (x) in black or blue ink.